As filed with the Securities and Exchange Commission on
Registration No. 333-104131

Securities and Exchange Commission
Washington, D.C. 20549

Form SB2/A
Amendment No.17
Registration Statement under
the Securities Act of 1933

Wine Purveyors International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	71-0928250
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

5990
(Primary Standard Industrial
(Classification Code Number)

6870 La Valle Plateada
Rancho Santa Fe, California 92067
(858) 525-5695
(858) 759 0699 Fax
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James Price
6870 La Valle Plateada
Rancho Santa Fe, California 92067
(858) 525-5695
(858) 759 0699 Fax

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Jonathan Dariyanani, Esq.
1682 W. 820 N.
Provo, UT 84601
(415)699-7121 Tel
(415) 358-5548 Fax

Approximate date of commencement of proposed sale to the public:
Promptly after the effective date of this registration statement.

Concluding date of the offering:
This offering will terminate 3 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission, unless extended a maximum of another 3 months at our sole discretion. In no event will the offering for the selling shareholders be extended if the primary offering by the Company is terminated. The Company may also elect to extend the primary offering without extending the secondary offering by selling shareholders. The Company If this form is filed to register additional securities for an offering under Rule 462(b) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [  ]

If this form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [  ].

If this form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [  ].

If delivery of the prospectus is expected to be made under Rule 434, please check the following box [  ].

If this form is filed to register securities for an offering to be made on a continuous or delayed basis in the future under Rule 415, please check the following box  [X].

Calculation of registration fee

	Amount of
Title of Each Class of	Shares to	Proposed Maximum	Proposed Maximum	Amount of
Securities To be	be	Offering Price	Aggregate	Registration
Registered (1)	Registered	Per Unit	Offering Price	Fee

Common shares	1,000,000	$ 1.00	$ 1,000,000	$ 126.70
To be sold by
company (2)

Common shares	1,004,100	$ 1.00	$ 1,004,100	$ 127.22
To be sold by
selling
shareholders

(1)
Estimated solely for the purpose of computing the amount of the registration fee under Rule 457(o) of the Securities Act of 1933. The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting according to such Section 8(a), may determine.

(2)	For the common shares sold by the Company, we intend to offer a minimum of 100,000 shares of our common stock (the "Shares") up to a maximum of 1,000,000 Shares.

Prospectus (subject to completion)

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Issued [to be dated upon printing of prospectus] 2006

2,004,100 Shares of Common Stock at $1.00 per share

WINE PURVEYORS INTERNATIONAL, INC.

COMMON STOCK

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus relates to our offering of 1,000,000 shares of our common stock at a price of $1.00 per share and the offering by certain selling shareholders of 1,004,100 shares of our common stock at a price of $1.00 per share. We will not receive any proceeds from the sale of any of the shares by selling shareholders. Both offerings will be sold at a fixed price of $1.00 per share until the termination of the offering. Both offerings will terminate 3 months after the registration statement is declared effective by the Securities and Exchange Commission, unless extended a maximum of another 3 months at our sole discretion. We are offering for sale a minimum of 100,000 shares, up to a maximum of 1,000,000 shares of common stock on a “self-written” basis. This is our initial public offering, and no public market currently exists for any of our securities. We will establish an escrow account in the name of our attorney, Jonathan Dariyanani, and all proceeds will be deposited into said account until such time as the minimum subscription of $100,000 is raised, at which time the funds will be released to us for use in operations. In the event we do not raise the minimum proceeds before the termination of the offering, all funds raised will be returned promptly to the subscribers without deductions or interest.

Our selling shareholders are offering shares for sale at a price of $1.00 per share concurrently with the offering by the company. The offering of 1,004,100 shares by the selling shareholders increases the number of shares on the market, which could have a substantial negative effect on the resale price that the purchasers of this offering may obtain for resale of their securities at a future date. Investors purchasing from selling shareholders will not have their funds placed in escrow. There is no minimum subscription for the selling shareholder offering. Therefore, purchasers of shares from the selling shareholders will not have the same protection provided by the escrow provisions available to purchasers of shares directly from the company. Purchasers of shared in the selling shareholder offering face a substantially increased risk of a total loss of their investment because they do not have the protection of the escrow provisions. The offering by the selling shareholders will terminate at the same time as the primary offering, 3 months from the date that the registration statement is declared effective by the Securities and Exchange Commission, unless extended a maximum of another 3 months at our sole discretion. In no event will the offering for the selling shareholders be extended if the primary offering by the Company is terminated. The Company may also elect to extend the primary offering without extending the secondary offering by selling shareholders.

To our knowledge, the selling shareholders have no arrangement with any brokerage firm for the sale of the Shares. The selling shareholders may be deemed to be "underwriters" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

This is a highly risky investment.

We have described these risks under the Caption “Risk Factors” beginning on page 9.

These securities are not listed on any national securities exchange or the NASDAQ Stock Market.

The primary offering by the company and the secondary offering by the selling shareholders will commence promptly after the effectiveness of this registration statement. Both offerings will terminate 3 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission, unless extended a maximum of another 3 months at our sole discretion.

	Price to Public (1)	Sales Commission	Proceeds to selling stockholders
Per Share	$1.00	$0.00	$1.00
Total	$1,004,100	$0.00	$1,004,100

	Price to Public	Sales Commission	Proceeds to Company
Per Share	$1.00	$0.00	$1.00
Total Offering-
Minimum Offering (2)	$100,000	$0.00	$100,000
Maximum Offering (3)	$1,000,000	$0.00	$1,000,000

(1)	As of the date of this prospectus, there is no public trading market for our common stock and no assurance that a trading market for our shares will ever develop.
(2)
We will establish an escrow account in the name of our attorney, Jonathan Dariyanani, and all proceeds will be deposited into said account until such time as the minimum subscription of $100,000 is raised, at which time the funds will be released to us for use in our operations. See "Use of Proceeds" and "Plan of Distribution".

(3)	The proceeds to the Company are shown before deduction for registration, legal, accounting, printing, and other expenses, estimated at $28,000. See "Use of Proceeds" and "Dilution".

Summary information and risk factors

Our selling shareholders are offering shares for sale at a price of $1.00 per share concurrently with the offering by the company. The offering of 1,004,100 shares by the selling shareholders could have a substantial negative effect on the price of Wine Purveyors shares. The selling shareholders are more than doubling the amount of available shares for purchase by the public. It is substantially certain that the increase in shares on the market will have a negative effect on the resale price of Wine Purveyors shares and may make it difficult for purchasers of this offering to resell the shares at a profit or at all. There is no arrangement to address this possible negative effect and Wine Purveyors has not put any restrictions whatsoever on sales by the selling shareholders in order to address the effect of the selling shareholder sales on the price of Wine Purveyors stock.

Investors purchasing shares from the selling shareholders face additional risks of a loss of investment because there is no escrow or minimum subscription on the selling shareholder offering. Investors purchasing from selling shareholders will not have their funds placed in escrow, unlike purchasers of shares from the company, who will have their funds place in escrow until the minimum subscription of $100,000 is met. There is no minimum subscription for the selling shareholder offering. Therefore, purchasers of shares from the selling shareholders will not have the benefit of the same protection provided by escrow provisions available to purchasers of shares directly from the company. Purchasers of shares in the selling shareholder offering face a substantially increased risk of a total loss of their investment because they do not have the protection of the escrow provisions.

Prospectus summary

You should read the following summary together with the more detailed information regarding Wine Purveyors International and the common stock being sold in this offering and our financial statements and notes appearing elsewhere in this prospectus.

Wine Purveyors International, Inc
Principal Executive Offices
6870 La Valle Plateada
Rancho Santa Fe, California 92067
(858) 525-5695

Wine Purveyors International, Inc. is a development stage company that was organized under Nevada law on January 17, 2003. We presently have very limited operations and no regular customers. We intend to engage in the business of providing wine, port, champagne and accessories to consumers, wine collectors and wine investors. The only inventory of wine that we do have presently is a small quantity of wine, which we purchased from the private collection of our chief executive officer, James Price. The inventory of wine consists of approximately 38 cases of French and California wine, which chief executive officer James Price sold to us for a purchase price of $51,298 on January 31, 2003. As of June 30, 2006, $22,729 worth of this wine remains in inventory.

We intend to market and distribute wine via the Internet and a chain of retail stores. Both an Internet sales capability and the retail stores have yet to be developed. To date, we have had limited revenue, customers and offerings our products and services for sale.

Key Terms of the Primary Offering

We are offering for sale 1,000,000 common shares to the public at a price of $1.00 per share. This offering is a self-underwritten offering with 100,000 minimum number of shares that must be purchased and a maximum of 1,000,000 shares that will be available for purchase. We will establish an escrow account in the name of our attorney, Jonathan Dariyanani, and all proceeds will be deposited into said account until such time as the minimum subscription of $100,000 is raised, at which time the funds will be released to us for use in operations. In the event we do not raise the minimum proceeds before the expiration date of the offering, all funds raised will be returned promptly to the subscribers without deductions or interest. The shares will be sold by David Grimm, our director of retail operations. There can be no assurance that we will be able to sell any of the shares we are offering. We have determined the initial offering price of the shares arbitrarily. The per share price bears no relationship to our assets, earnings, book value or any other set of traditional valuation criteria. If the offering is fully subscribed, we will raise $1,000,000, before expenses of the offering

The Primary Offering

Common Stock Offered	A minimum of 100,000 and up to a maximum of 1,000,000 shares of common stock, par value $.001.
Common stock to be outstanding after this offering	10,100,000 shares (Minimum Offering) 11,000,000 shares (Maximum Offering)
Offering Price per Share	$1.00
Offering Period
This offering will terminate 3 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission, unless extended a maximum of another 3 months at our sole discretion.

Gross Proceeds to Our Company	$100,000 (Minimum Offering) $1,000,000 (Maximum Offering)
Use of Proceeds	For general corporate purposes, including working capital, development of our website, the opening of our first retail store, staffing, advertising, marketing and sales expenses.

Key Terms of the Secondary Offering

We are also registering 1,004,100 shares for sale by certain selling shareholders at a price of $1.00 per share. We will not receive any of the proceeds of any of the sales of the shares by the selling shareholders. We estimate that in addition to the expenses associated with the primary offering, the selling shareholders will incur an additional $3,000 for expenses. This includes the additional registration, legal and accounting fees associated with the secondary offering. Mr. James Price has agreed to pay for the cost of registering these shares by the selling shareholders. However, Mr. Price may request reimbursement of these registration expenses at such time as the Company has sustained annual revenues of $500,000 or more, on an annualized basis, for a period of at least three months. There is no written agreement as to this matter. The selling shareholders will distribute their shares directly to individual purchasers or through a broker dealer or they will offer their shares for sale on the over the counter bulletin board market

The selling shareholders are more than doubling the amount of available shares for purchase by the public. It is substantially certain that the increase in shares on the market will have a negative effect on the resale price of Wine Purveyors shares and may make it difficult for purchasers of this offering to resell the shares at a profit or at all. There is no arrangement to address this possible negative effect and Wine Purveyors has not put any restrictions whatsoever on sales by the selling shareholders in order to address the effect of the selling shareholder sales on the price of Wine Purveyors stock.

The foregoing information is based on the number of shares of common stock outstanding as of August 31, 2006.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, including Notes, included elsewhere in this Prospectus. The statement of operations data for the period inception to June 30, 2006 and the balance sheet data at June 30, 2006 come from Wine Purveyors International unaudited and audited Financial Statements included elsewhere in this Prospectus.. These statements include all adjustments that Wine Purveyors International considers necessary for a fair presentation of the financial position and results of operations at that date and for such periods. The operating results for the period ended June 30, 2006 do not necessarily indicate the results to be expected for any future period.

Risk factors

You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Risks and uncertainties, in addition to those we describe below, that are not presently known to us, or that we currently believe are immaterial may also impair our business operations. If any of the following risks occur, our business could be harmed, the price of our common stock could decline and you may lose all or part of your investment.

Concurrent, unrestricted sales of 1,004,100 shares of stock by our selling shareholders could have a huge negative impact on our share resale price, the market for our shares and the success of the primary offering by the company.

Our selling shareholders are offering shares for sale at a price of $1.00 per share concurrently with the offering by the company. The offering of 1,004,100 shares by the selling shareholders could have a substantial negative effect on the resale price of Wine Purveyors shares. The selling shareholders are more than doubling the amount of available shares for purchase by the public. It is substantially certain that the increase in shares on the market will have a negative effect on the resale price of Wine Purveyors shares and may make it difficult for purchasers of this offering to resell the shares at a profit or at all. There is no arrangement to address this possible negative effect and Wine Purveyors has not put any restrictions whatsoever on sales by the selling shareholders in order to address the effect of the selling shareholder sales on the price of Wine Purveyors stock.

Selling shareholders can sell their shares anytime during the offering period regardless if the minimum subscription is reached in this minimum/maximum offering.

With any minimum/maximum offering, it is possible that we may not reach the minimum. However, the selling shareholders can sell their shares for the duration of the offering regardless if the minimum subscription is reached. We will not receive any proceeds from the sale of common stock by the selling shareholders in this offering. However, if the minimum subscription is not reached, purchasing from the selling shareholders could be risky, because we may not raise the needed proceeds in order to conduct our business plan and you may lose all or part of your investment.

Because we do not currently have any relationships with any vineyards, distillers, wholesalers or distributors, there is no assurance of when, if ever we will be successful in establishing such relationships and as a result we may never have a sufficient inventory to secure any customers.

Securing relationships with appropriate suppliers involves a number of important steps:

•	Establishing sufficient brand recognition to attract the attention of desirable vineyards and suppliers;
•	Offering sufficient financial incentives and marketing resources as to attract appropriate suppliers;
•	Maintaining a sufficient sales volume to justify continued interest on the part of suppliers.

Identifying and contracting with appropriate suppliers involves the successful execution of the above steps, which requires capital and human resources. We may not have sufficient capital or human resources to successfully accomplish these steps. If we fail to identify, contract with and retain appropriate suppliers, we will not have a successful product offering and our business will fail.

We may not be able to develop retail shops or an Internet website to offer any wines, ports, champagnes or accessories to the public and as a result may not have any method to sell products to customers.

In order to establish these venues to market these products we must establish;

•	An Internet website highlighting all of our featured brands, inventory and products for sale;
•	E-commerce capability on our Internet website so that we can facilitate the sale and delivery of products directly to consumers;
•	Retail stores in locations, which are appropriate for our customers.

All of these projects are in the very early stages of development and require substantial time and resources to complete. We do not currently have the resources or staff to complete the projects and may not develop the technical, financial or human resources to complete these projects. Without completing these projects successfully, we will not have a mechanism for revenue and we will fail.

Our lack of profit makes future prospects for profit highly uncertain which therefore makes future prospects for our stock and its valuation very difficult to evaluate.

We have been in business since January 17, 2003. As of June 30, 2006 we had $23,077 in assets and $79,450 in liabilities. We had $348 available in cash as of June 30, 2006. We have derived little revenue and no profits. The revenue and income potential of our business and the market for on-line sales of our products or retail sales of our products within the mall environment has to be proven. We will encounter risks and difficulties commonly faced by early-stage companies in new and rapidly evolving markets. We intend to make significant investments in our infrastructure, website and retail shops. As a result, we had a net loss from operations since inception and may not be able to reach or sustain profitability in the future.

Because we have no customers currently and there can be no assurance that we will acquire customers, we may never sell our products.

We expect that many of the same factors that will influence potential purchasers to visit our retail or on-line shop will also control their purchasing. We may not be successful in achieving either of these ends without being able to:

•	Drive consumers willing to spend more than $100 per purchase to our website or retail stores;
•	Develop distribution relationships with vendors that will appeal to our customer demographic, both on-line customers and retail storefront customers;
•	Establish and enhance our infrastructure to handle a large amount of brands, vintners and products;
•	Continue to research and develop precise locations for our retail stores;
•	Diversify our product offerings to appeal to a more diverse range of wine, port and champagne connoisseurs, investors and collectors.

Our investment in these programs will require substantial amounts of cash, which may not be available. Such expenditures will affect adversely our short-term profitability. Additionally, we may fail to successfully implement these programs or otherwise fail to develop a qualified audience of purchasers. Such a failure would impact revenues adversely, and cause our business to suffer.

We may not be able to compete effectively against dominant companies in the retail wine, port or champagne and accessories market or the on-line business because we lack the equipment, staff, strategic alliances and experience and therefore may not be able to sell product profitably.

There are numerous, well-financed competitors who offer wine, port, champagne and related accessories for sale through retail locations and/or web sites which will directly compete with Wine Purveyors for new and high-demand vineyards, distillers, wholesalers, and distributors, customers and collectors. Several competitors have larger staffs, more resources, more strategic alliances, more sophisticated equipment and more experience in the field of providing wine, port, champagne and accessories to the public than Wine Purveyors does. These competitors include:

•	Pinehurst Fine Wines
•	Mills Wine Shop
•	Berry Bros. And Rudd
•	Sokolin
•	Wine.com
•	ewine.com

We have not demonstrated that we can compete successfully against these competitors and we may not be able to in the future. If we are unable to effectively compete in the fine wine, port and champagne industry, our results would be negatively affected, we may be unable to implement our plan and we might ultimately fail.

If sole officer and director James Price leaves prior to securing a replacement, the company will be left without management or employees and its business operations would cease.

Our sole director and chief executive officer, James Price, is entirely responsible for the development and execution of our business. He is under no contractual obligation to remain employed by us. If he should choose to leave us for any reason before we have hired additional personnel, we will fail. Even if we are able to find additional personnel, it is uncertain whether we could find someone who could develop the body of vineyards, complete the website and secure retail store space for us. We will fail without Mr. Price or an appropriate replacement.

Conflicts of interest exist between Mr. Price’s role as CEO of Wine Purveyors and other business interests which may result in self-dealing and diminished corporate opportunities.

Although Mr. Price’s outside business interests do not concern wine, there could arise a conflict with respect to potential financing partners, employees or strategic partners, retail space, or service providers of Wine Purveyors and Mr. Price’s outside business ventures. Mr. Price is also the chief executive officer of Benacquista Galleries, Inc., a Nevada development stage company with plans to sell art over the Internet and in retail locations. Benacquista has also filed a registration statement on Form SB-2 with the SEC. Mr. Price may have conflicts between his duties to Wine Purveyors and to Benacquista related to potential investors, potential retail spaces, website contractors, his own time and attention, employees and sales people, among other conflicts. There can be no assurance that Mr. Price will resolve these conflicts in a way that is satisfactory for the shareholders of Wine Purveyors. Mr. Price currently spends 10-20 hours per week on business matters related to Wine Purveyors. He currently spends 10-20 hours per week on Benacquista and spends 10-20 hours per week on Aero Financial, his consulting business. It is not anticipated that Mr. Price will materially increase his work hours at Wine Purveyors. It is possible that Mr. Price’s outside business interests and his lack of full-time commitment to Wine Purveyors may materially damage our financial prospects and prospects for commercial success with our product offering.

Mr. Price has no prior experience in running a wine shop or an internet business and therefore may not be able to successfully manage the development or growth of Wine Purveyors in either field.

Mr. Price has no experience in running a wine shop or an internet business. Additionally, Mr. Price has no experience in running or being involved in a retail business of any kind. Although Mr. Price has some limited experience in purchasing wine on the open market, at auction and abroad, this experience may not be useful in purchasing wine for the retail market. Both the retail wine and internet business present serious managerial and operational challenges. Mr. Price’s inexperience may cause us to make serious mistakes in the development or implementation of our business plan which could make it impossible for us to profitably purchase and offer wine for sale, either in a retail store or on the Internet. He may be unable to develop or grow a business in this field due to his inexperience.

Our offering of common stock is being conducted by our director of retail operations, David Grimm, who has no experience in the public sale of our securities and may not be successful in selling any shares of our common stock.

We are offering 1,000,000 shares of common stock on a direct placement basis under the provisions of Rule 3a4-1 of the Exchange Act. We have never engaged in the public sale of our securities, and have no experience in conducting public securities offerings. Accordingly, there is no prior experience from which investors may judge our ability to consummate this offering. There can be no assurance that we will be successful in selling any shares of common stock offered hereby, and as a result, we may not receive any proceeds from our direct offering.

Because we may not be able to raise sufficient proceeds from this offering to commence operations, we may not have a means to acquire or sell wine and might never be operational or profitable, which would result in a total loss of your investment.

We believe that we will have to raise at least $100,000 in proceeds from this offering to commence operations as currently planned. There are no other sources of financing sufficiently certain to ensure even a minimum level of operations for us. If we fail to raise $100,000, we will return all funds raised promptly to the subscribers without deductions or interest.

Investors purchasing shares from the selling shareholders face additional risks of a loss of investment because there is no escrow or minimum subscription on the selling shareholder offering

Because we do not currently have sufficient proceeds to commence operations and may never have sufficient proceeds to commence operations, our risk of a failure of our business increases without our raising a minimum of capital. Money from purchases of shares by selling shareholders will not go to the company and such purchasers have no assurance that the company will raise sufficient proceeds to commence operations. There is no escrow or minimum subscription required in the selling shareholder offering. Therefore, such selling shareholder purchases involve the risk that the company will never commence operations and there will be a total loss of investment.

Due to our dependence on offering proceeds to commence operations, we may not raise such proceeds in a timely fashion and our commencement of operations might be seriously or permanently delayed.

We do not have enough cash to commence operations without raising sufficient proceeds from the offering. We have indicated in this prospectus that we intend to commence operations within 3 months after the accompanying registration statement is declared effective. Our failure to raise the minimum proceeds in the offering by this date would result in a postponement of operations. If we fail to secure sufficient proceeds subsequent to that date, no alternative financing may exist to allow us to commence operations. Therefore, there might be an indefinite delay in commencement of operations and our predictions of commencement within 3 months after the accompanying registration statement is declared effective are highly uncertain.

Our stock price may experience volatility because of competitive developments and other factors beyond our control, and you may lose all or a part of your investment.

The market prices of stock for companies, which provide wine, supplies or services particularly following an initial offering, often reach levels that bear no relationship to the past or present operating performance of those companies. These market prices may not be sustainable and may be subject to wide variations. Our stock may be volatile because our shares have not been traded publicly. Following this offering, the market price for our common stock may experience a substantial decline. The price at which shares purchased in the offering can be sold may be substantially lower than the offering price. No public market may develop at all for the shares and you may therefore never be able to sell your shares. The market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•	Fluctuations in stock market prices and volumes; particularly among securities of companies that provide E-Commerce related services;
•	Discussion of Wine Purveyors International or our stock price in online investor communities such as chat rooms;
•	Changes in market valuations of similar companies;
•	Announcements by Wine Purveyors or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;
•	Variations in our quarterly operating results;
•	Additions or departures of key personnel.

An active public market for our common stock may not develop or sustain after the offering. We determined the offering price without negotiation and with no reference to established valuation criteria, such as book value. This price may not be indicative of prices that will prevail in the trading market. As a result, you may not be able to sell your shares of common stock at or above the offering price.

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances, and as a result, our stock price could decline.

The offering price is substantially higher than the pro forma, net tangible book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate dilution of $0.916 per share. This dilution is due in large part to earlier investors in our company having paid substantially less than the initial public offering price when they purchased their shares. The exercise of outstanding options and warrants and future equity issuances, will result in further dilution to investors.

We do not plan to pay dividends in the foreseeable future.

We do not anticipate paying cash dividends to our stockholders in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to recover their investment. Investors seeking cash dividends should not purchase our common stock.

Insiders who hold 89.7% of our outstanding stock have substantial control over Wine Purveyors International that could delay or prevent a beneficial change in corporate control.

We anticipate our chief executive officer and director James Price and entities affiliated with him, in the aggregate, beneficially own approximately 89.7% of our outstanding common stock. If these stockholders acted together, they would be able to exercise significant control over all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions, which may have the effect of delaying or preventing a third party from acquiring control over us, even if such a transaction would be beneficial to the shareholders.

The report of our independent auditors expresses substantial doubt about our ability to continue as a going concern.

The report of our independent auditors located in this filing indicates a substantial doubt about our ability to continue as a going concern due to lack of sufficient working capital and operating history. Our working capital is severely limited and we have no operating history . We may not have enough working capital to survive or to sustain losses and our business might fail as a result.

Special note regarding forward-looking statements

Some of the statements under "Prospectus summary," "Risk factors," "Plan of operation," "Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue” or the negative of these terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

Special Note regarding Cash Situation

Please note that the company is in a very tenuous cash position going forward. There are reserves of $348 in cash. At the present rate of expenditure, Wine Purveyors International may have a hard time surviving on this sum There can be no assurance that Wine Purveyors International will develop any customers, or that its pricing arrangement with such customers, if located, will be sufficient to provide Wine Purveyors International with the financial resources necessary to continue operation. There can also be no assurance that proceeds raised from this offering will be sufficient to develop the contemplated offering in a store or on the website. Additional information regarding our cash situation is located in the section labeled Plan of Operation, under the heading Cash Situation on page 57.

Dilution

If you invest in our shares, your interest will be diluted to the extent of the difference between the price per share of $1.00 for this offering and the net tangible book value per share of our stock upon the completion of this offering. The net tangible book value attributable to our shares as of June 30, 2006 was (-$56,373), or (-$.0056) per share. Net tangible book value per share of common stock is determined by dividing the number of outstanding shares of common stock into the net tangible book value attributable to our common stock, which is our total tangible assets less our total liabilities. After giving effect to the sale common stock by us in this offering at a price of $1.00 per share, and after deducting the offering expenses payable, the adjusted net tangible book value attributable to our common stock as of June 30, 2006 would have been approximately $915,627 or $0.0832 per share. This represents an immediate increase in net tangible book value of $0.08838 per share to the holders of our existing common stock and an immediate dilution of $0.916 per share to new investors purchasing shares stock at the offering price of $1.00 per share. The following table illustrates the per share dilution:

Offering price per share	$1.00
Net tangible book value per share of common stock as of June 30, 2006.	$(0.0056)
Increase per share of common stock attributable to this offering	$0.08838
Adjusted net tangible book value per share of common stock after the offering	$0.0832
Dilution per share to new investors	$0.916

The following table summarizes as of June 30, 2006, the number of shares of common stock purchased from us, the total consideration paid to us attributable to our common stock and the average price per share of common stock paid by the holders of our existing common stock and by investors purchasing shares in this offering (before deducting the offering expenses payable by us):

SHARES OF COMMON STOCK
	PURCHASED		TOTAL CONSIDERATION		AVERAGE PRICE
	NUMBER	PERCENT	AMOUNT	PERCENT	PER SHARE
Existing stockholders	10,000,000	90.9%	$10,000	0.01%	$0.001
New stockholders	1,000,000	9.1%	$1,000,000	99.99%	$1.00

Total..	11,000,000	100%	$1,010,000	100%

As of June 30, 2006, there were no other outstanding warrants or options of any kind.

The following table presents the dilution that can be expected assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by the company.

Percent Sold	Shares	Price per Share	Dilution	Net tangible book value per share
100	1,000,000	$1.00	0.916	0.0832
75	750,000	$1.00	0.9381	0.0619
50	500,000	$1.00	0.9605	0.0395
25	250,000	$1.00	0.9839	0.0161

Use of Proceeds

Secondary Offering

Certain shareholders of our common stock will be selling shares in this offering. The proceeds from the sale of shares of our common stock by selling shareholders will be received directly by the selling stockholders. We will receive no proceeds from the sale of the common stock offered by selling shareholders under this prospectus.

With any minimum/maximum offering, it is possible that the Company may not reach the minimum. However, the selling shareholders can sell their shares for the duration of the offering regardless if the minimum subscription is reached. Both offerings will terminate 3 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission, unless extended a maximum of another 3 months at our sole discretion. In no event will the offering for the selling shareholders be extended if the primary offering by the Company is terminated. The Company may also elect to extend the primary offering without extending the secondary offering by selling shareholders. Therefore, it is possible that the selling shareholders may have from 3 to 6 months to conduct the offering, irrespective of whether the minimum subscription is reached. However, if the minimum subscription is not reached, the Company may not raise the needed proceeds in order to conduct our business plan of operations for the next 12 months. Therefore, investors who buy shares in the secondary offering may lose some or all of their investment.

Primary Offering

Assuming a minimum subscription, we estimate out net proceeds from the sale of the 100,000 shares of common stock in this direct placement offering would total $72,000 based on an assumed offering price of $1.00 per share and after deducting offering expenses which we estimate to be $25,000 for the primary and $3,000 for the secondary offerings. If we assume the sale of all 1,000,000 shares, of which there is no assurance, we estimate our net proceeds from the sale of the 1,000,000 shares of common stock in this direct placement offering would total $972,000 based on an assumed offering price of $1.00 per share and after deducting offering expenses which we estimate to be $25,000 for the primary and $3,000 for the secondary offerings. Mr. James Price has agreed to pay for the cost of registering the shares of common stock in this primary and secondary offering, which we estimate to be approximately $28,000. However, Mr. Price may request reimbursement of these registration expenses at such time as the Company has sustained annual revenues of $500,000 or more, on an annualized basis, for a period of at least three months. There is no written agreement as to this matter. The principal purposes of this offering are to establish a public market for our common stock, increase our visibility in the marketplace and facilitate our future access to public capital markets.

The amounts that we actually expend for working capital and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash that we generate from operations. Pending these uses, we will invest the net proceeds of this offering in short-term money market and money market equivalent securities.

No proceeds of the offering will be used to pay any debts to related parties, including any request by our chief executive officer, Mr. Price, seeking reimbursement of registration expenses previously advanced. No officer or director has agreed to purchase shares in this offering in order to reach the minimum subscription. No proceeds of the offering will be used to purchase any wine, supplies or to enter into any transaction of any kind with any related or affiliated party.

Use of Proceeds Table

The following table presents the uses of proceeds assuming the sale of 10%, 25%, 50%, 75% and 100% of the securities offered for sale in this offering by the company. We expect to disburse the proceeds from this offering in the priority set forth below, during the first 12 months after successful completion of this offering:

	Minimum Offering	Sale of 25% of Securities Offered	Sale of 50% of Securities Offered	Sale of 75% of Securities Offered	Maximum Offering
Total Proceeds	$100,000	$250,000	$500,000	$750,000	$1,000,000
Less: Estimated Primary Offering Costs	$25,000	$25,000	$25,000	$25,000	$25,000
Less: Estimated Secondary Offering Costs	$3,000	$3,000	$3,000	$3,000	$3,000

Proceeds to Company	$72,000	$222,000	$472,000	$722,000	$972,000

Internet Website	12,000	15,000	15,000	15,000	25,000
Wine Inventory	35,000	40,000	95,000	150,000	200,000
Internet Marketing	15,000	20,000	25,000	40,000	50,000
General Administrative	10,000	40,000	95,000	150,000	200,000
Rent and Salaries retail store	0	30,000	45,000	60,000	75,000
Leasehold Improvements	0	35,000	95,000	150,000	200,000
Sales and Marketing	0	25,000	50,000	75,000	100,000
Payments to Vineyards	0	17,000	45,000	70,000	100,000
Internet Alliances	0	0	7,000	12,000	22,000

TOTAL Expenses	$72,000	$222,000	$472,000	$722,000	$972,000

Categories of Expenditure Explained

General Administration constitutes our anticipated office expenses, telecommunication, printing, postage, salaries for our chief executive officer, a controller/financial officer, a paralegal for securities compliance issues, audit and legal expenses, insurance and travel.

Leasehold improvements are the portion of funds required to make a leased retail space ready for use by us as a retail store. These improvements might include lighting, flooring, electrical, HVAC and painting.

Sales and Marketing includes any expenses we must pay on behalf of commissioned salespeople, attendance at trade shows, advertising and hiring of a full-time sales person.

Rent and salaries retail store includes any salaries or unpaid commission advances for managers and sales people in our retail stores as well as rent for those stores.

Payments to vineyards include payments that we must make to vineyards either to guarantee their exclusivity or to have them promote or appear in our stores.

Wine inventory includes payments to vineyards or other suppliers for wine inventory to be carried in our retail stores or sold on the web.

Internet marketing includes payments to other websites, banner ads, pop up ads, direct email marketing campaigns and other forms of advertising for our stores and internet site on the internet.

Internet website includes the costs to design, host and maintain our Internet website and e-commerce capability.

Salaries. The use of proceeds categories of general administrative, sales and marketing, and rent and salaries retail store all have a portion of their funds allocated to payment of salaries. We anticipate that approximately 60-70% of the funds allocated in these categories will be spent on salaries. The other use of proceeds categories do not have salary allocations. Mr. Price will begin taking an annual salary of $60,000, should the offering become fully subscribed. We do not intend to provide Mr. Price with benefits of any kind. We anticipate that no more than $100,000 in total proceeds will be used to pay a salary for Mr. Price during the first 18 months of operation after the offering is fully subscribed. Should our revenues not be sufficient to support Mr. Price’s $60,000 salary, Mr. Price intends to forgo a salary should the company not be able to pay his salary from revenues after 18 months. Proceeds from this offering will not be used to pay Mr. Grimm’s salary. Mr. Grimm will not begin taking his salary of $50,000 until January 31. 2007 or until revenues are sufficient to support his salary, whichever comes first.

The Wine to be purchased as an asset from the use of the offering proceeds will be acquired from vineyards and distributors who have not yet been identified. None of the proceeds will be used to purchase wine from Mr. Price or any other related or affiliated party.

No proceeds of the offering will be used to pay any debts to related parties, including any request by Mr. Price seeking reimbursement of registration expenses previously advanced. The Company will not honor any request by Mr. Price to be reimbursed out of the proceeds under any circumstances.

If the gross proceeds from the offering are only $100,000, we will use the proceeds first to develop an Internet website and sales capability, second to open a retail location, third for sales, advertising and marketing. In the event we do not raise the minimum proceeds before the expiration date of the offering, all funds raised will be returned promptly to the subscribers without deductions or interest.  Investors who purchase shares from selling shareholders do not have the benefit of this minimum and will not receive a return of their investment in the event that we do not raise the minimum of $100,000 in the primary offering.

Determination of the offering price

The selling shareholders may offer their stock through privately negotiated transactions at a per share price of $1.00. After our shares are quoted on the OTC Bulletin Board, selling shareholders may sell their shares on the OTC Bulletin Board or in private transactions for $1.00 per share. This price does not bear any relation to traditionally recognized criteria of value, book value, or other objective measure of the value of the shares.

We have arbitrarily determined the offering price of $1.00 per share. This price bears no relation to our assets, book value, or any other customary investment criteria, including our prior operating history. The price per share in this offering is substantially above its net tangible book value, and we cannot assure you that the price will accurately reflect a market price for the shares. Among factors considered by us in determining the offering price were:

•	Estimates of our business potential;

•	Our limited financial resources;

•	The amount of equity desired to be retained by present stockholders;

•	The amount of dilution to the public; and

•	The general condition of the securities markets.

Transfer agent and registrar

The company currently acts as its own transfer agent and registrar.

Plan of distribution

There are two separate offerings taking place, one by the company of 1,000,000 and one by the selling shareholders of 1,004,100 shares. Both offerings will terminate 3 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission, unless extended a maximum of another 3 months at our sole discretion. In no event will the offering for the selling shareholders be extended if the primary offering by the Company is terminated. The Company may also elect to extend the primary offering without extending the secondary offering by selling shareholders.

Our selling shareholders are offering shares for sale at a price of $1.00 per share concurrently with the offering by the company. Both offerings will be sold at a fixed price of $1.00 per share until the completion of the offering. The offering of 1,004,100 shares by the selling shareholders could have a substantial negative effect on the price of Wine Purveyors shares. The selling shareholders are more than doubling the amount of available shares for purchase by the public. It is substantially certain that the increase in shares on the market will have a negative effect on the resale price of Wine Purveyors shares and may make it difficult for purchasers of this offering to resell the shares at a profit or at all. There is no arrangement to address this possible negative effect and Wine Purveyors has not put any restrictions whatsoever on sales by the selling shareholders in order to address the effect of the selling shareholder sales on the price of Wine Purveyors stock. Shares sold by the selling shareholders will be sold at $1.00 per share and we will not receive any of the proceeds. The selling shareholders may sell their shares in private transactions or on the OTC bulletin board, should our stock be quoted for trading on the OTC bulletin board.

To our knowledge, the selling shareholders have no arrangement with any brokerage firm for the sale of the Shares. The selling shareholders may be deemed to be "underwriters" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

Mr. Price will not participate directly or indirectly in the either the primary or secondary offerings.

Shares sold by the company will be offered and sold by our director of retail operations, David Grimm, at a price per share of $1.00 and will be sold to acquaintances of our officers and director. There are no current arrangements or agreements with any such acquaintances. Except for David Grimm, no officer or director will be involved in selling the shares. David Grimm will not receive compensation from such sales. We are offering for sale a minimum of 100,000 shares, up to a maximum of 1,000,000 shares of common stock. We will establish an escrow account in the name of our attorney, Jonathan Dariyanani, and all proceeds will be deposited into said account until such time as the minimum subscription of $100,000 is raised, at which time the funds will be released to us for use in operations. In the event we do not raise the minimum proceeds before the expiration date of the offering, all funds raised will be returned promptly to the subscribers without deductions or interest.

Mr. Grimm is not a broker-dealer nor is he an affiliate of a broker-dealer. He has also not been a broker-dealer during the last twelve months. He has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation. These sales by David Grimm qualify for exemption from broker-dealer registration requirements as provided in Rule 3a4-1 of the Exchange Act. David Grimm:

•	is not subject to statutory disqualification or otherwise prohibited from assisting us in the offer and sale of the shares;
•	is not compensated based directly or indirectly on transactions in securities;
•	is not a broker-dealer nor an associated person of a broker dealer and has not been such within the last 12 months;
•	performs and is expected to perform substantial duties for us not related to transactions for securities;
•	has not been involved in the issuance of securities from any issuer during the last 12 months under this rule.

Selling stockholders may sell their shares of common stock either directly or through a broker-dealer in one or more of the following kinds of transactions at a price of $1.00 per share:

•	Transactions in the over-the-counter market;

•	Transactions on a stock exchange that lists our common stock; or

•	Transactions negotiated between selling stockholders and purchasers, or otherwise.

Concurrent offering by Sole Officer and Director

Officer and director James Price is also the sole officer and director of Benacquista Galleries, Inc., a Nevada corporation. Benacquista is also conducting a resale offering during the same period that Wine Purveyors is conducting its offering under a similar business plan with a similar class of products. It is possible that the offering by Benacquista will dilute the pool of potential investors for Wine Purveyors, thus reducing the amount of proceeds that Wine Purveyors might raise in this offering. In addition, if the Benacquista offering is under subscribed or otherwise unsuccessful, potential investors may draw negative conclusions about Wine Purveyors due to the similarities between the two companies. Currently, Benacquista Galleries has an effective registration statement on file with the Securities and Exchange Commission. Benacquista Galleries stock is currently trading on the OTC Bulletin Board under the symbol BQGR.

Blue Sky

The company intends to sell the shares in the states listed below, relying on an exemption from registration as listed below:

Florida	Exempt from registration under the limited offering exemption 517.061 (11)
Nevada	Exempt from registration under the limited offering exemption NRS 90.530 (10) and NRS 90.530 (11)

The selling shareholders may also sell their shares in the states listed above.

Broker-dealers may purchase shares directly from a selling stockholder or sell shares to someone else on behalf of a selling shareholder. Broker-dealers may charge commissions to both selling stockholders selling common stock, and purchasers buying shares sold by a selling stockholder. If a broker buys shares directly from a selling stockholder, the broker may resell the shares through another broker, and the other broker may receive compensation from the selling stockholder for the resale. To the extent required by laws, regulations or agreements we have made, we will file a prospectus supplement during the time the selling stockholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-B. We will also file a post-effective amendment to the registration statement to amend the prospectus to disclose pledges, donees, transferees and other successors in interest. In addition to any other applicable laws or regulations, selling stockholders must comply with regulations relating to distributions by selling stockholders, including Regulation M under the Securities Exchange Act of 1934. Regulation M prohibits selling stockholders from offering to purchase and purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus. Some states may require that registration, exemption from registration or notification requirements be met before selling stockholders may sell their common stock. Some states may also require selling stockholders to sell their common stock only through broker-dealers.

Selling Shareholders

These selling shareholders are friends, social acquaintances, former colleagues, college acquaintances and former clients of Mr. Price. Mr. Price contacted them via telephone, email or mutual acquaintance. None of these individuals were or are business contacts of Global Financial of Bel Aire, Maryland. Mr. Price has not had any affiliation with Global Financial since he left there in 1997. He will not now or in the future solicit clients or business contacts of Global Financial to purchase shares in the company.

These selling shareholders are also shareholders in Benacquista Galleries, Inc., a Nevada corporation with a similar business plan for selling art through the Internet and at retail which is also conducting an offering of securities during the same time that the present offering is being conducted. James Price is the sole officer and director of both companies.

Name and address of beneficial owner	Percentage of Shares Beneficially Owned After Offering (%)	Number of Shares Beneficially Owned Before Offering	Percentage of Shares Beneficially Owned Before Offering (%)	Number of Shares to be sold	Number of Shares Beneficially Owned After Offering

Timothy J. Rieu
3325 Great Valley Drive
West Friendship, MD 21794	400,000	4.0	400,000	0	0

David Pieffer
919 Whispering Ridge Lane
Bel Air, MD 21014	400,000	4.0	400,000	0	0

David H. Grimm
7 Snowberry Court
Cockeysville, MD 21030	200,000	2.0	200,000	0	0

Mohsen Abdoun
284 Longhurst Loop
Ocoee, FL 32761	100	0.0	100	0	0

American Management Group, Inc
PO Box 1628
Broomfield, CO 80038	100	0.0	100	0	0

James Anstatt
103 River Road E-4
Nutley, NJ 07110	100	0.0	100	0	0

Kenneth P. Barychko
891 Stapleton Ave.
Brick, NJ 08723	100	0.0	100	0	0

Margaret L. Beattie
2339 S Balsam Street
Lakewood, CO 80276	100	0.0	100	0	0

Name and address of beneficial owner	Percentage of Shares Beneficially Owned After Offering (%)	Number of Shares Beneficially Owned Before Offering	Percentage of Shares Beneficially Owned Before Offering (%)	Number of Shares to be sold	Number of Shares Beneficially Owned After Offering

Debra Bloch
2853 Front Royal Drive
Colorado Springs, CO 80919	100	0.0	100	0	0

Lisa Canada
2025 Hwy. 66 South
Kernersville, NC 27284	100	0.0	100	0	0

Daniel Coyle
197 Columbia Ave.
Jersey City, NJ 07307	100	0.0	100	0	0

Kevin Crane
49 Finnegan Ave.
Saddlebrook, NJ 07663	100	0.0	100	0	0

Mark C. Dorman
5450 S. Vivian Street
Littleton, CO 80127	100	0.0	100	0	0

Mary Anne Doyle
2050 N.E. 27th Ave.
Pompano Beach, FL 33062	100	0.0	100	0	0

Dave Faulkner
6635 Skyhawk Court
Colorado Springs, CO 80919	100	0.0	100	0	0

Sharon Gathings
1020-2 Brookstown Ave.
Winston-Salem, NC 27023	100	0.0	100	0	0

Gary Green
21205 Cimarron Place
Centennial, CO 80015	100	0.0	100	0	0

Barry Howard
4310 Clarksburg Road
Clemmons, NC 27012	100	0.0	100	0	0

Mark Idol
386 Meadowlark Road
Thomasville, NC 27360	100	0.0	100	0	0

Name and address of beneficial owner	Percentage of Shares Beneficially Owned After Offering (%)	Number of Shares Beneficially Owned Before Offering	Percentage of Shares Beneficially Owned Before Offering (%)	Number of Shares to be sold	Number of Shares Beneficially Owned After Offering

Gary Joehnk
697 2nd Street
Secaucus, NJ 07094	100	0.0	100	0	0

Nancy Klingler
109 Oak Leaf Lane
Longwood, FL 32779	100	0.0	100	0	0

Michael Lapato
1225 S. Gaylord Street
Denver, CO 80210	100	0.0	100	0	0

Douglas Mason
132 Western Villa Drive
Clemmons, NC 27012	100	0.0	100	0	0

Alexandra Nunez
21640 N. 19th Ave. Ste. C-8
Phoenix, AZ 85027	100	0.0	100	0	0

Bart Palumbo
102 Hague Street
Jersey City, NJ 07307	100	0.0	100	0	0

Anthony Parker
6710 S.W. 10th Court
Ft. Lauderdale, FL 33068	100	0.0	100	0	0

Scott H. Phillips
2340 N.E. 13th Street
Pompano Beach, FL 33062	100	0.0	100	0	0

Vincent Puzio
3530 F. Castleford Court
Winston-Salem, NC 27106	100	0.0	100	0	0

Michael Ransel
1559 South Elizabeth Street
Denver, CO 80210	100	0.0	100	0	0

Keith Renee
416 West Crystal Drive
Sanford, FL 32773	100	0.0	100	0	0

Name and address of beneficial owner	Percentage of Shares Beneficially Owned After Offering (%)	Number of Shares Beneficially Owned Before Offering	Percentage of Shares Beneficially Owned Before Offering (%)	Number of Shares to be sold	Number of Shares Beneficially Owned After Offering

Richard Schreck
8239 Arrowhead Way
Lone Tree, CO 80124	100	0.0	100	0	0

Raymond Simpkiss
4844 Baux Mountain Road
Winston-Salem, NC 27105	100	0.0	100	0	0

William Slack
616 E 4th Street
Florence, CO 81226	100	0.0	100	0	0

Becky Sober
101 Broadway Street
Penrose, CO 81240	100	0.0	100	0	0

Wesley J. Strich
1315 Burns Ave.
Toms River, NJ. 08753	100	0.0	100	0	0

Mathew Sturm
1901 N.W. 49th Ave.
Coconut Creek, FL 33063	100	0.0	100	0	0

Gary Tice
4 Barrington Drive
Littleton, CO 80127	100	0.0	100	0	0

Gavin Tuker
21640 North 19th Ave. Ste. C-8
Phoenix, AZ 85027	100	0.0	100	0	0

Frederic Vagnini
1600 Stewart Ave.
Westbury, NY 11590	100	0.0	100	0	0

Dianne Vandenburg
30954 Highway 24
Simla, CO 80835	100	0.0	100	0	0

John Walker
204 Georgetown Drive
Elon College, NC 27244	100	0.0	100	0	0

Name and address of beneficial owner	Percentage of Shares Beneficially Owned After Offering (%)	Number of Shares Beneficially Owned Before Offering	Percentage of Shares Beneficially Owned Before Offering (%)	Number of Shares to be sold	Number of Shares Beneficially Owned After Offering

Michael White
156 Washington Ave.
South Amboy, NJ 08879	100	0.0	100	0	0

Rosemary K. Wilkin
3950 Zephyr Drive
Wheatridge, CO 80033	100	0.0	100	0	0

Randy Wood
2670 Piney Mountain Road
Walnut Cove, NC 27052	100	0.0	100	0	0

No selling shareholder has or has had a material relationship with Wine Purveyors International with the exception of David Grimm, who is employed as director of retail operations., and Timothy Rieu, who is a principal of XCL Partners, which had received warrants to purchase 1,000,000 of our common shares which have since expired unexercised.

Legal proceedings

We are not a party to any legal proceedings.

EXECUTIVE OFFICER AND DIRECTOR

Our sole executive officers and director and his age, as of August 31, 2006 is as follows:

Executive officer and director:

James Martin Price, 42 years old

James Price is our chief executive officer, principal accounting officer and director. Mr. Price currently serves as the president of Aero Financial, Inc. located in Rancho Santa Fe, California through which he provides public relations consulting services directly to executives and corporations. He has served in this capacity at Aero Financial since February of 2002. Mr. Price also serves as sole director and chief executive officer of Benacquista Galleries, Inc. of Rancho Santa Fe, California, where he is one of two employees and has all management and operational responsibilities and has served in that capacity since January 2003. From December of 1997 until February of 2002, Mr. Price was chief executive officer of Columbia Financial Group, Inc. of Lutherville, Maryland, an investor relations firm, where he was responsible for developing an employee benefit plan and training program for Columbia’s employees and where he also developed and maintained corporate policies and procedures. From February of 1995 until December of 1997, Mr. Price was a stockbroker employed by Global Financial in Bel Air, Maryland.  From September of 1980 until June of 1982, Mr. Price attended Eastern Washington University in Cheney, Washington, where he took general studies courses with an interest in wine history. Mr. Price is a veteran of the U.S Army, serving from September of 1982 until September of 1985.

Mr. Price currently spends 10-20 hours per week on Wine Purveyors International matters. It is possible that Mr. Price’s outside business interests and his lack of full-time commitment to Wine Purveyors International may materially damage our financial prospects and prospects for commercial success with our business model.

The selling shareholders in this offering are friends, social acquaintances, former colleagues, college acquaintances and former clients of Mr. Price. Mr. Price contacted them via telephone, email or mutual acquaintance. None of these individuals were or are business contacts of Global Financial of Bel Air, Maryland. Mr. Price has not had any affiliation with Global Financial since he left there in 1997. He will not now or in the future solicit clients or business contacts of Global Financial to purchase shares in the company.

Key Employee

David Grimm, 29 years old

David Grimm is our director of retail operations. In this offering, Mr. Grimm will be offering 1,000,000 shares of Wine Purveyor common stock for $1.00 per share to the public. Mr. Grimm is an experienced Investor Relations and Venture Capital professional. He has over five years of experience building start-ups and small cap companies. Currently, in addition to being director of retail operations, he also is an Investor Relations/Venture Capital Associate for The Chesapeake Group in Lutherville, Maryland. He has been with The Chesapeake Group since 1998 and has held his current position since 1999. In 1998, Mr. Grimm received his Bachelor of Science in Business Administration from the Robert H. Smith School of Business at the University of Maryland, College Park.

David Grimm’s address is 7 Snowberry Court, Cockeysville, MD 21030.

Control Persons

None other than Chief Executive Officer and Sole Director James Price.

Sole Director

Our sole director is James Price. Mr. Price holds office until his term expires or until he or his successor is duly elected and qualified.

Board committees

None.

Director compensation.

Our director does not currently receive any cash compensation for services on the board of directors or any committee thereof, but as a matter of company policy, directors may be reimbursed for expenses in connection with attendance at board and committee meetings.

Executive compensation

The following table presents the compensation earned, awarded or paid for services rendered to us in all capacities since the commencement of our operations by our chief executive officer; there are no other executive officers.

Summary compensation table for Inception through August 31, 2006

	Annual compensation				Long-term compensation awards

Name, Principal Position	Salary($)	Bonus($)	Other Annual compensation ($)	Restricted Stock award(s)($)	Securities underlying options(#)	All other compensation

James Price, CEO/Director	$0*	0	0	0	0	0

David Grimm, Director of Retail operations	$0**	0	0	0	0	0

*James Price has not yet drawn any salary from Wine Purveyors International. It is anticipated that Mr. Price will begin taking a salary of $60,000 should the offering become fully subscribed. Mr. Price does not intend to begin taking or accruing a salary until the company has sold all 1,000,000 shares at $1.00 per share. As there can be no assurance that this will ever happen, Mr. Price may serve indefinitely without a salary.

**David Grimm has not yet drawn any salary from Wine Purveyors International. Mr. Grimm will begin taking a salary of $50,000 beginning January 31, 2007 or when revenues are sufficient to support his salary, whichever comes first. There are no written agreements or understandings between the company and Mr. Grimm regarding his salary arrangements.

No proceeds of the offering will be used to pay any debts to related parties, although proceeds will be used to pay some salaries, including a salary to chief executive officer and director James Price as well as other employees whom we may hire. Mr. Price will not receive any reimbursement for any salary he has elected to forego. David Grimm’s salary will not be taken from proceeds in this offering.

Option grants since inception and aggregate option exercises during last fiscal year and fiscal year-end option values.

Since inception, we have not granted any stock options to any individual, including our chief executive officer. We anticipate granting options to various employees, directors and consultants. Any such grants will be made at an exercise price equal to the fair market value of our common stock as determined by our board of directors pursuant to an equity compensation plan. We do not have an equity compensation plan in place.

Employment Agreements

We have no employment agreements with any of our employees.

Employee benefit plans

We do not currently have any employee benefit plans.

Security ownership of certain beneficial owners and management

The following table sets forth information regarding the beneficial ownership of our common stock as of August 31, 2006 by:

•	each named executive officer;
•	each of our directors;
•	our chief executive officer and sole director; and
•	each person or group of affiliated persons who is known by us to own beneficially 5% or more of our common stock;

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 31, 2006, are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other person. As of August 31, 2006 no individual listed in the table below owned any options or warrants purchasing any of our common or preferred stock.

Except as indicated in the footnotes to this table and as required under applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage of ownership is based on 10,000,000 shares of common stock outstanding on August 31, 2006. Unless otherwise indicated, the address of each of the individuals named below is 6870 La Valle Plateada Rancho Santa Fe, California 92067.

The following table also includes information with respect to the common stock beneficially owned by our chief executive officer and sole director and 5% or greater shareholders as of August 31, 2006. The stockholders provided us the information included in the table below. To our knowledge, each of the stockholders has sole voting and investment power over the shares of common stock listed in the table below.

Name and address of beneficial owner

Our Chief Executive Officer and Sole Director as of August 31, 2006

Title of class	Name and address of beneficial owner	Amount and nature of beneficial owner	Percent of class

Common	James Price (1)	8,969,100	89.7%
Common	Friends and acquaintances of James Price who as a group own (5)	1,004,100	10.0%
Common	David Grimm	200,000	2.0%

(1)	Mr. Price is the only officer, director and the sole person to own 5% or more of the outstanding shares. His address is 6870 La Valle Plateada Rancho Santa Fe, California 92067.

(\)

There are no arrangements of any kind or character that we are aware of among members of the group regarding acquisition, holding, selling voting or otherwise concerning the securities.

Chief Executive Officer, Sole Director and 5% or greater shareholder as of August 31, 2006

Title of class	Name and address of beneficial owner	Amount and nature of beneficial owner	Percent of class
Common	James Price (1)	8,969,100	89.7%

(1)	Mr. Price is the only officer, director and the sole person to own 5% or more of the outstanding shares. His address is 6870 La Valle Plateada Rancho Santa Fe, California 92067.

Description of securities

Current capital structure

As of the date of this prospectus, we have authorized 50,000,000 shares of common stock, par value $0.001, with 10,000,000 shares issued and outstanding and held of record by 313 stockholders. We plan on issuing an additional 1,000,000 shares in this offering.

Description of capital stock

Upon the closing of this offering, we will be authorized to issue 50,000,000 shares of common stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified by our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Common stock

As of August 31, 2006, there were 10,000,000 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend policy." In the event of a liquidation, dissolution or winding up of Wine Purveyors International, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50 percent of the shares voted for the election of directors can elect all of the directors. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred stock

Our articles of incorporation do not provide for the issuance of preferred stock.

Registration rights

None.

Options

We currently have no options exercisable for our common stock available for grant, nor have any options been issued. There are also no outstaning warrants. We had issued warrants to XCL Partners of Lutherville, MD to purchase 1,000,000 common shares at $1.00 per share, but those warrants expired unexercised on January 31, 2006. There have been no other options issued. Our board of directors may later determine to authorize options and authorize additional warrants.

Dividend policy

We have not paid any cash dividends since our inception and do not intend to pay any cash dividends in the foreseeable future.

Interest of named experts and counsel

Jonathan Ram Dariyanani Esq., of Provo, Utah, will pass upon the validity of the common stock offered in this registration statement for us. Mr. Dariyanani has no direct or indirect interest in Wine Purveyors International.

Hansen, Barnett & Maxwell, an independent registered public accounting firm, have audited our financial statements, for the period ending September 30, 2005 as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on their report, given upon the authority of such firm as experts in accounting and auditing. Hansen, Barnett & Maxwell, an independent registered public accounting firm, will not receive any direct or indirect interest in Wine Purveyors International.

Changes in and disagreements with accounts on accounting and financial disclosure

There are no disagreements with the accountants on accounting policies or financial disclosure.

Disclosure of commission position on indemnification for securities act

Our bylaws provide that we shall indemnify our director and executive officer and may indemnify our other officers and employees to the fullest extent permitted by law. Nevada law provides that an officer or director may be indemnified by the corporation in any manner not prohibited by law and is indemnified without any action by the corporation for personal liability unless her act or failure to act constituted a breach of her fiduciary duties as a director or officer and her breach of those duties involved intentional misconduct, fraud or a knowing violation of law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification.

We intend to enter into indemnification agreements with our officer and director containing provisions that require us to, among other things, indemnify our officer and director against liabilities that may arise by reason of his status or service as director or officer, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against him for which he could be indemnified, and to cover our director and officer under any of our liability insurance policies applicable to our director and officer. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The limitation on liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

At present, there is no pending litigation or proceeding involving our director or officer or in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

The limitation of our director's liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of Wine Purveyors pursuant to the foregoing provisions, or otherwise, Wine Purveyors has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Description of business

Overview

Wine Purveyors International, Inc. is a development stage Nevada Corporation formed on January 17, 2003 for the purpose of offering wine, port, champagne and related accessories through to-be-developed retail store locations and a to-be-built e-commerce enabled Internet site. We believe wine and related items are well suited for e-commerce because of the potentially wide range of fine wines, ports and champagnes available, the dispersed locations of potential customers and the relatively low operating costs associated with Internet retailing as compared to a retail store network with similar demographic coverage.

To date, the wine, port, champagne and accessory offering remains incomplete, no development has been done on the website, there are no retail stores and the company has no customers. The only inventory of wine that we do have presently is a small quantity of wine, which we purchased from the private collection of our chief executive officer, James Price. The inventory of wine consists of approximately 38 cases of French and California wine, which chief executive officer James Price sold to us for a purchase price of $51,298 on January 31, 2003. As of June 30, 2005, $22,729 worth of this wine remains in inventory. The wine was sold for $28,569by the direct personal efforts of Mr. Price who sold the wine to individual collectors with whom he was personally acquainted.

We issued a note for the amount of the purchase price, payable to Mr. Price. The note bears interest at an annual rate of 5%. The principal and interest under the note were due and payable on January 31, 2005, however, Mr. Price has granted us an oral six month extension of time for payment of the note, which means that the note was due on July 31, 2005. The note has not been repaid and currently the balance of the note plus accrued interest is currently unpaid and will remain on the books as a payable upon demand note continuing to bear the 5% per annum interest.

There is no penalty for prepayment. Mr. Price sold us the wine at the same price which he purchased it from non-affiliated third parties in the open market.

Mr. Price sold us this inventory of wine in exchange for a promissory note of $51,298. We will not use any proceeds of the offering to repay this note. It is our intention that when wine is sold by us that was conveyed by Mr. Price on the promissory note, we will repay to Mr. Price the amount of the note attributable to the wine sold plus applicable interest on that amount. Should management determine that we cannot practicably sell the wine or a portion of the wine that Mr. Price has contributed, either because the offering is unsuccessful or for commercial reasons, then it would be management’s intention to repay the loan by returning the wine to Mr. Price at that time. In the event that management were to return the wine, there would be no payment of interest on the loan. Also, in the event that management were to return the wine, the current value would be the lesser of a third party appraisal or the price originally paid by the company.

Day-to-Day Operations

Presently, our day-to-day operations consist of our chief executive officer, James Price, doing research on competitive products, new wine offerings, pricing, alterative sources of distribution and new concepts in Wine retailing. In addition, our chief executive is in the process of creating marketing collateral and email product descriptions for use on our website, should it ever be completed. Our chief executive is also engaged in negotiating an agreement to construct our Internet website. He is also involved in locating and soliciting information about potential retail locations. David Grimm, our director of retail operations, continues to perform similar research and is in the process of identifying the appropriate product mix for Wine Purveyors to offer.

Business Plan

Our specific business plan is to sell wine over the Internet and in retail shops, which we intend to open in shopping malls. It is our intention to develop our inventory of wine, port and champagne by means of contracts to receive wine inventory from individual vineyards, collectors, distillers, wholesalers, distributors, and to purchase wine inventory at auction. We have made no progress whatsoever on any contract to receive any wine inventory from any source since inception. We believe that we can distinguish ourselves from competitors by our product mix, level of customer service and our small and responsive size, combined with our passionate love of wine which we believe will be appreciated by our customers.

Eventually, we intend to sell our wine inventory through our own retail stores, which we plan to open and over an Internet website which we plan to build. We have selected four retail store sites that would meet our demographic and commercial criteria. We do not have a lease for any of these properties. At this time, there is no assurance of securing these locations or any others. The first four sites where we would like to develop retail stores are:

•	King of Prussia Mall, Pennsylvania
•	Montgomery Mall, Maryland
•	Tyson’s Corner Mall, Virginia
•	Caesar’s Forum Shops, Nevada

These four preliminary retail sites were selected because they are among the highest in revenues per square foot of all retail shopping complexes in the United States. We have been informed on an informal inquiry basis that there is space available at all of these locations that would be satisfactory to us in terms of size and position within the retail complex. These four sites are also the same four sites that Benacquista Galleries Inc., a company with a similar business model to sell art through the Internet and through retail channels, where James Price is also the sole officer and director. We have no understandings with Benacquista of any kind regarding cooperation, space sharing or coordination of any kind. It is our understanding that there is sufficient retail space at all four locations to accommodate our real estate needs as well as those of Benacquista. There can be no assurance that such space will continue to be available or that we will successfully be able to lease such space, but we believe that if for any reason one of or more of these locations is unavailable or otherwise unsuitable, we will be able to locate alternative space appropriate to our needs.

The wine that we intend to offer for sale on the Internet and in our planned retail stores will come primarily from individual vineyards. We intend to develop these vineyard relationships, the website launch and store openings, through the efforts of our chief executive officer, James Price, through materials that he has already prepared and via the use of consultants. The materials which Mr. Price has developed to date remain limited to his notes and schema for website development, advertising copy which he has written, descriptions of the existing inventory of wine which he has written and his notes which he has developed to guide further development of brochures, advertising copy, product descriptions and discussion points for retail salespersons whom we intend to hire for our planned stores. The existing inventory of wine is a small quantity of wine, which we purchased from the private collection of our chief executive officer, James Price. The inventory of wine consists of approximately 38 cases of French and California wine, which chief executive officer James Price sold to us for a purchase price of $51,298 on January 31, 2003 As of June 30, 2006, $22,729 worth of this wine remains in inventory

We do not currently have a provider under contract to develop our website. Our wine, port, champagne and accessories will be offered to collectors and investors directly through the Internet and retail stores. We intend to charge retail prices on the wine for which we intend to pay vineyards wholesale prices. We intend to derive additional revenue by selling additional wine on consignment, including rare and fine wines held by private collectors and restaurants. However, we do not have any agreements or understandings with any private collectors or restaurants at this time. We plan to advertise our wine inventory and at industry trade shows, in trade publications and on-line at various search engines.

History and form of organization

Wine Purveyors International, Inc. is a development stage Nevada Corporation formed on January 17, 2003 for the purpose of offering fine and rare wine, port, champagne and accessories through a chain of retail stores and an e-commerce enabled web site. To date, the wine offering remains incomplete, the website is not yet operational, we have no stores, we have no regular customers and we have had $59,900 in revenues to date.

Wine Purveyors International principal products and services

Wine Purveyors International is not currently providing any products or services other than limited sale of its current inventory of wine. Wine Purveyors International plans to offer a variety of wine, port and champagne, accessories and services for sale to retail customers, collectors of fine wines and investors in rare vintages. The offering will consist of:

•	Champagnes;
•	Bordeaux, Cabernet Sauvignons, Chardonnays, Burgundies, and other types of wine;
•	Port wines, Sauternes, and other desert wines.

Wine Purveyors International intends to price its entire product line on a case-by-case basis.

Provided that we derive sufficient financing proceeds of at least $100,000, we intend to begin offering our services at that time.

Wine Purveyors International intends to price its entire product line on a case-by-case basis. James Price, sole director and chief executive officer, is in charge of pricing the company’s entire product line. Mr. Price has no experience in pricing any products for retail sale in any field. He has been an amateur collector of wine for the past 10 years and has developed some familiarity with retail and wholesale prices in certain specialty store and auction environments. He has visited wine stores and vineyards throughout the world and made an informal study therein of pricing. Prices will vary depending on several factors, such as: relative rarity and demand of select vintage, overall market conditions, sales volume, pricing policies of suppliers and seasonal promotions. We intend to offer a discount program for repeat customers; however we have not yet determined the specifics of the program.

Distribution and marketing methods

Presently, Wine Purveyors International has no salespeople or distributors of its wine, port, champagne or accessories. We anticipate that our chief executive officer, James Price, will use his network of professional and business contacts in the wine industry to sign on our first vineyard and reach our proposed customer base through traditional forms of advertising and through a comprehensive launch of our planned website. Mr. Price established his network of professional and business contacts in the wine industry as an amateur collector of wine over the past 11 years, attending auctions and visiting international and domestic vineyards. During these visits and in the course of his purchasing for his own private collection, Mr. Price made acquaintances in the industry, including vineyard owners, retail store owners, auction personnel and suppliers and service providers to the wine trade. We intend to market our wine via industry trade shows, in trade publications and through on-line search engines.

Status of products and services

Currently, we have not done any development on the Wine Purveyors International website itself. We anticipate that 50% of the initial wine that will be offered for sale on the site has already been sold by Mr. Price to the company from his private collection. This inventory consists of a small quantity of wine, which we purchased from the private collection of our chief executive officer, James Price. The inventory of wine consists of approximately 38 cases of French and California wine, which chief executive officer James Price sold to us for a purchase price of $51,298 on January 31, 2003. As of June 30, 2006, $22,729 worth of this wine remains in inventory

We anticipate that we will have at least an equivalent amount acquired from vineyards and suppliers whom we intend to identify and with whom we intend to contract. We plan to have this additional inventory of wine in place within 3 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. The substantial majority of this wine will be sold on consignment, meaning that we will generally not advance funds to individual suppliers until after the wine is sold. In addition, if such an inventory is not available, Mr. Price is prepared to sell us an equivalent amount of inventory under terms and conditions similar to our previous purchase of inventory from him. We intend to have most of the technological and hosting aspects of the site developed by a third party. We do not yet have any arrangements with any such third party. We do not currently have any other products or services to offer, though we intend to begin offering wine accessories and other wine related products and services within the next twelve months.

We believe that it will cost approximately $25,000 to make the website fully operational. The level of interactivity and features which we believe could be built for this price represents a significant enhancement over what we believe can be built if there are less funds available. If we are able to spend $25,000, then the website can be fully operational as we have contemplated it. If we spend $15,000, certain features would have to be omitted, for instance the ability for customers of the website to view our Internet wine inventory, our retail wine inventory and the inventory of competing Internet sites in real time with vintage and price comparisons. If we are unable to spend either $25,000 or $15,000, we can create a very basic website for $1000. This website would simply list the current internet inventory of wine and have an order taking function and a credit card enabled shopping cart. We would not be able to provide electronic postcards and gift certificates on demand, real time monitoring of shipped orders, live customer service and other features which we desire to build into a fully operational website. We do not currently have an agreement with any website developer. We have had a graphic posted on the site. No other work on the site has been done to date.

Business Combination

We have no plans to seek a business combination of any kind.

Revenues

Wine Purveyors International has derived very limited revenue to date. We believe that we will require a minimum of $100,000 in net proceeds from our offering to commence our operations as currently planned within 3 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. If we do not have adequate offering proceeds within 3 months to commence our operations as planned, we may be able to commence our operations by a combination of the following methods, none of which can be assured:

-	Sales of our existing wine in inventory to other wine stores, wholesalers or purchasers sold directly through the efforts of James Price, our sole officer and director.
-	Loans from James Price. We do not currently have any preliminary agreements or understandings with respect to these loans with Mr. Price.
-	Credit from service and merchandise providers, such as website development companies, suppliers of fine wine and vineyards, none of whom do we have any present understanding with.
-	Retaining commissioned only direct sales people to sell our inventory of wine.

Competitive conditions, competitive position and methods of competition

The wine industry in which we compete contains an old and established network of retail stores and distributors. Intense competition exists for our retail and Internet offerings. The number of companies with which we compete is estimated in the thousands and expanding. We expect competition with any retail stores or Internet sales presence that we develop to increase over time as the market for fine and rare wine, ports and champagnes grows. Competition may also increase as a result of industry consolidation.

Our chief competition comes from large established stores and websites, such as:

•	Pinehurst Fine Wines
•	Mills Wine Shop
•	Berry Bros. And Rudd
•	Sokolin
•	Wine.com
•	ewine.com

These companies tend to compete for clients by sales of services to existing clients, via word of mouth referrals, advertising, trade show presence, festivals, promotions and auctions. Our main method of competition is through product differentiation based on inventory, pricing and store locations. We intend to distinguish our service and wine, port and champagne offerings by appealing to retail customers, collectors of fine wines and investors in rare vintages at our specific store locations and via the Internet.

We believe that our competitive position is that of vulnerable, new entrant and that the success of our wine, port and champagne offering will be largely dependent on our ability to find supplies of rare or highly desirable wines, ports and champagnes, primarily through vineyards and distributors who are not currently affiliated with any other on-line wine, port and champagne website.

Dependence on one customer

While we currently have no significant customers, we do not contemplate a dependence on one customer or one referral source for clients.

Research and development

We have not spent any money on research and development to date. We anticipate that if our offering is fully subscribed, we will spend $100,000 on the development of our website, product descriptions, advertising materials and market research on our target demographic of purchasers and on availability, pricing and geographic preferences and retail wine price differentials for our product offering. Much of the development of the wine offering and the selection and securing of retail sites will be undertaken by James Price, our chief executive officer, without additional compensation. Although Mr. Price is currently only spending 10-20 hours per week on Wine Purveyors matters, he is available to spend as much time as necessary to commence our operations. Mr. Price’s duties to commence operations include selling the shares in this offering, establishing relationships with vineyards and wine collectors, selecting retail store sites, developing advertising materials, supervising the development of the website, interviewing and selecting retail sales staff and other incidental responsibilities. Mr. Price believes that, due to the network of vineyards and wine collectors with whom he is already acquainted due to his previous purchases of wine over the last 10 years, he should be able to establish necessary relationships for Wine Purveyors with a few such individuals with 20 hours of effort. Mr. Price has already selected several possible retail sites. He believes that final selection of a retail site and lease negotiation will take no more than 30 hours. Mr. Price believes that developing advertising materials to a sufficient level to be printed professionally should take no more than 10 hours. Mr. Price believes that his supervision of the development of the website will take no more than 20 hours. Mr. Price believes that interviewing and selecting retail sales staff will take no more than 30 hours. He believes that incidental matters related to commencement of operations will take no more than 20 hours. These preliminary matters, therefore, should be accomplished with 130 hours, according to Mr. Price’s estimates. At 20 hours per week, there would be ample time to complete these activities by April 2007 if Mr. Price’s assumptions are correct. We have also provided this material in tabular format below:

Activity	Number of Hours Estimated

Establishing Network Vineyards/Suppliers	20
Retail Site Selection and Lease Negotiation	30
Development of Advertising Materials	10
Supervision of Website	20
Interviewing and Selecting Retail Staff	30
Incidental Matters	20

Total Hours Estimated	130

Proprietary rights and licensing

We rely primarily on a combination of copyrights, licenses, trade secret laws and restrictions on disclosure to protect our vineyard’s intellectual property and proprietary rights. We intend to enter into confidentiality agreements with our future employees, consultants and vineyards and to generally control access to and distribution of our internal documentation and other proprietary information.

Regulatory environment

There are two aspects of our business which face significant governmental regulation or are likely to face such regulation; our planned sales offering via the Internet and regulations which affect sales of alcoholic beverages in general.

Within the United States, the legal landscape for Internet privacy is new and rapidly evolving. Collectors and users of consumer information over the internet face potential tort liability for public disclosure of private information; and liability under federal and state fair trade acts when information sharing practices do not mirror stated privacy policies. Due to the increasing popularity and use of the internet, it is likely that a growing number of laws and regulations will be adopted at the international, federal, state and local levels relating to the internet covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of services. Further, the growth and development of the market for activity on the internet may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may impair the growth of the internet, which could, in turn, decrease the demand for our services and increase our cost of doing business. Moreover, the applicability to the internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the internet could harm our business.

Sellers of retail alcoholic beverages are subject to a myriad of interlocking local, state and federal regulations, including licensing, taxes, prohibitions and labeling requirements. Many of these regulations can involve significant civil and criminal penalties including fines, confiscation of inventory, and possible incarceration. Although we will not attempt to fulfill our own Internet based orders, but will instead rely on local distributors, wholesalers and suppliers, we will still be subject to many complex local regulations. The company will require state and local permits for the sale of wine in its retail stores. The company has not applied for or received any necessary permits and there can be no assurances that the company will be successful in obtain the necessary permits for the sale of wine in its retail stores. The company is currently in discussion with a variety of distributors and suppliers. However, until the company has identified the supplier or distributor with which it wants to proceed, the company will wait to apply for the necessary permits for the sale of wine.

Employees and consultants

As of August 31, 2006 we had 2 employees. We do not have any written employment agreements with our employees. We believe that our relations with our employees are good.

Plan of Operation

The following discussion regarding our plan of operations for the next 12 months contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk factors" and elsewhere in this prospectus.

Overview

Wine Purveyors International, Inc. is a development stage Nevada Corporation formed on January 17, 2003 for the purpose of offering fine and rare wine, port, champagne and accessories through a chain of retail stores and a fully interactive e-commerce enabled web site. To date, the wine offering remains incomplete, the website is not yet operational, we have no retail stores and we have no customers.

Currently, we have no operations, no full-time employees, two part time employee (sole officer and director James Price and director of retail operations David Grimm), no internet website, no retail stores and no contracts with any providers of the same. We have developed a plan of operations that could allow us to sell wine through at least one retail store location and over the internet.

We have primary areas of our business that we intend to develop over the next six to twelve months:

•	Relationships with several vineyards for exclusive wine offerings through Wine Purveyors International;
•	A fully interactive e-commerce enabled website;
•	At least one retail store opening in a strategic location;
•	A sales and marketing capability sufficient to handle all website inquiries and retail traffic.

We have targeted locations for potential retail store openings during the next 12 months. These locations are in Pennsylvania, Virginia, Nevada and Maryland. The locations are in shopping malls which have been selected due to the number of complementary luxury goods stores they contain. We have also focused on properties which are highly selective with respect to their retail tenants. These properties are amongst the most expensive retail locations per square foot in the United States. It will be very difficult for us, as a development stage company without a significant operating history and with very limited cash reserves, to successfully secure a location in one or more of these malls. In addition, significant expenditures of capital can be required to make a retail location operable as a wine store. While these expenses are often covered by a tenant improvement allowance offered by the mall landlord, there can be no assurance that we will receive such an allowance. Although we will seek out space that requires as little improvement as possible, there can be no assurance that such a space will be available to us on terms which we qualify for and would be willing to accept. We intend to enter into lease agreements on four facilities. James Price has agreed to execute lease guarantees on each of these locations if necessary.

We intend to develop a website. The website will serve two primary functions for our company:

•	developing customer awareness of our brand, offerings, featured vineyards, retail locations and available wine to potential purchasers who will then be more likely to visit our retail location; and
•	providing an on-line opportunity to purchase wine viewed on our website or at one of our retail stores or at a competitors retail store, or in magazines.

We believe that if our offering is fully subscribed we will spend $100,000 to launch our website and to develop adequate advertising materials. We intend to accomplish this by means of outside consultants and by the efforts of James Price. We believe that these materials will be completed between 60-90 days of our receipt of $100,000 in financing proceeds. We have no present source for these funds other than the proceeds of the offering. It is our hope that the materials be completed no later than January 2007.

We believe that if our offering is fully subscribed, we will be able to offer for sale our existing inventory of wine on-line and through our first retail store opening by January 31, 2007. Although our existing inventory of wine was sold by our chief executive officer, James Price, from his private collection and does not represent any continuing on-going relationship with a particular vineyard or supplier, we believe that the inventory will be sufficiently interesting to attract wine buyers to our retail store and site while we continue to negotiate contracts with individual vineyards and suppliers. We expect that we will spend about $15,000 over 30 days on outside consultants to integrate our wine inventory into our website presence. We have no present source for these funds other than the proceeds of the offering. It is our hope that at least one new vineyard and our current inventory will be available for sale on our website no later than December 31, 2006.

Sales and marketing will be critical to the success of our business. Our business model relies heavily on our ability to cause collectors of fine and rare wines to visit our retail stores and our website. We intend to accomplish this goal through a combination of methods. We intend to hire a full-time sales and marketing director as soon as funding permits. We believe that we can obtain a suitable candidate for an annual salary of $65,000, without having to offer insurance or other benefits. We would need to support this individual with a marketing budget of approximately $35,000. This budget would be used for travel to and attendance at industry trade shows and for advertisements in trade publications and websites. We believe that this combination of efforts together with the efforts of our chief executive officer, James Price, in approaching colleagues and leaders in the wine field will be sufficient. We intend to commence hiring the marketing director and beginning sales and marketing activities as soon as funds are available. We have no present source for these funds other than the proceeds of the offering.

We believe it will take 3 months for us to identify and hire such an individual. We believe it will take another 6 to 8 months for the sales and marketing efforts to yield profits high enough to open our second retail store.

There can be no assurance that any of the above alternative strategies will achieve our intended goals. If we are unsuccessful in securing resources by any of the above outlined means, then our organization will cease to be able to carry out any alternative plan of operation and we will cease operations, resulting in a total loss of investment for all shareholders.

Wine Purveyors currently has a limited inventory of wine of purchased from our chief executive officer. Although we plan to sell this wine along with other wine that we plan to acquire, we have not yet negotiated with any suppliers or vineyards regarding such other wine. We plan to acquire new wine from individual vineyards and wholesalers and to sell this wine on an Internet site we intend to build as well as in retail stores that we intend to open. The milestones, based on a fully subscribed offering, that we need to accomplish to bring our plan to fruition and to begin to derive revenue are listed below, together with estimated dates of commencement and completion, anticipated costs and related notes.

Item	Start Date	Timeframe	Finish Date	Cost	Notes

Development of Website	10/31/06	2 months	12/31/06	$ 25,000	To be built by consultant.

Development of Internet Marketing Plan	10/31/06	3 months	01/31/07	$ 10,000	The development of a plan to market our site over the Internet, including identifying and negotiating contracts with alliance partners. Funding and willing partners contingencies.

Internet Advertising	11/01/06	8 months	7/01/07	$ 40,000	Contingent on funding. We will purchase banner ads, email lists, and placement on sites targeted in our marketing plan.

Internet Alliances	12/01/06	6 months	5/01/07	$ 50,000
Contingent on funding and on finding appropriate and willing partners. These alliances are most likely to be agreements with websites and companies with a presence on the Internet who cater to high net worth individuals and to wine purchasers. We would make payments to these sites in exchange for exclusive relationships as their preferred Internet wine partner.

Inventory of Wine	12/01/06	6 months	5/01/07	$100,000
Contingent on funding and finding willing vineyards. We intend to make payments of approximately $5,000 to $10,000 per vineyard to individual vineyards with whom we will negotiate exclusive arrangements to represent their wines for retail sale. We would then carry these vintages on a contingency basis.

Inventory of Wine from Wholesalers	12/01/06	6 months	5/01/07	$100,000	Contingent on funding. We will purchase at wholesale that compliments our product offering.

1st Retail Store improvements/deposit	12/01/06	4 months	3/01/07	$ 50,000
Contingent on identifying, negotiating, executing a- lease, providing a sufficient credit guarantee and completing construction as well as on funding. We believe that the monthly rental charge will be approximately $10,000 plus 2% of our gross sales.

Hiring Sales Professional	12/01/06	2 months	2/01/07	$ 48,750	Contingent on finding a suitable person and funding. $48,750 represents costs for the nine month period ending 07/01/04, or an annualized cost of $65,000.

Retail Store Marketing	10/01/06	7 months	05/01/07	$ 40,000	Contingent on funding and leasing of retail store(s). This is advertising expenses to attract customers to retail stores. Spent on signage, radio advertising, mailing and promotions.

2nd Retail Store improvements/deposit	2/01/06	3 months	05/01/07	$ 50,000
Contingent on identifying, negotiating, executing a lease, providing a sufficient credit guarantee and completing construction as well as on funding. We believe that the monthly rental charge will be approximately $10,000 plus 2% of our gross sales.

3rd Retail Store improvements/deposit	04/01/07	3 months	06/01/08	$ 50,000
Contingent on identifying, negotiating, executing a - lease, providing a sufficient credit guarantee and completing construction as well as on funding. We believe that the monthly rental charge will be approximately $10,000 plus 2% of our gross sales.

4th Retail Store improvements/deposit	06/01/07	3 months	09/01/07	$ 50,000
Contingent on identifying, negotiating, executing a lease, providing a sufficient credit guarantee and completing construction as well as on funding. We believe that the monthly rental charge will be approximately $10,000 plus 2% of our gross sales.

Salary of Chief Executive	12/01/06	6 months	5/01/07	$ 32,500	Contingent on funding and subscription of the full offering.

Applying for Alcohol permits and licenses	12/01/06	5 months	4/01/07	$ 5,000	Contingent on identifying suppliers or distributors.

Cash Situation

The company is in a very tenuous cash position going forward. There are reserves of $384 in cash. At the present rate of expenditure, Wine Purveyors International may have a hard time surviving on this sum. With no additional funds, our chief executive officer can continue to serve without pay. He would also have to pay for the completion of the website via funds he contributes to us. Jim Price and the company do not have any present agreements or understandings with respect to Jim Price’s obligations to provide additional funds. He would then be able to offer the wine in inventory for sale online and, should such wine be successfully sold, then it is possible that the proceeds therefrom could be sufficient to commence a portion of our articulated plan. We may also be able to hire a sales person completely on commission and/or occupy unused space of a current retail store in exchange for a percentage of our sales, thus being able to open a retail space without additional cash. Mr. Price might also be able to personally sell the wine to acquaintances and friends in the wine world and perhaps there will be sufficient proceeds from such sales to commence operations. There can be no assurance that Wine Purveyors International will develop any customers, or that its pricing arrangement with such customers, if located, will be sufficient to provide Wine Purveyors International with the financial resources necessary to continue operation. There can also be no assurance that proceeds raised from this offering will be sufficient to develop the contemplated offering in a store or on the website. Without minimum proceeds from our offering of $100,000, we will not be able to commence operations at all. If the offering described in this prospectus is fully subscribed and we receive aggregate net proceeds of $972,000, we should not need to raise any additional money during the next 12 months. If the offering is not fully subscribed, we may have to raise additional funds to complete our plan as described herein, so that the total funds we raise are equal to $972,000 for the twelve month period. At various levels of proceeds from the offering, please find a table of what we believe we could accomplish. With at least $72,000 but less than $222,000 in aggregate net proceeds, we will not be able to support both a retail store and a website as planned, and we would have to develop the website first and postpone the building of a retail store. In this circumstance, we will not be a vehicle for a reverse acquisition.

Aggregate Net Proceeds (Gross Proceeds)	General Plan	Specific Plan Breakdown

$972,000 in aggregate net proceeds ($1,000,000 in gross proceeds)	Plan as articulated	4 retail stores, Internet site, one full time employee

$722,000 in aggregate net proceeds ($750,000 in gross proceeds)	Lesser Plan	2 retail stores, Internet site, one full time employee, less money spent on marketing and web advertising

$472,000 in aggregate net proceeds ($500,000 in gross proceeds)	2 retail stores	2 retail stores, Internet site, one full time employee, less money spent on marketing, web advertising, leasehold improvements, wine inventory

$222,000 in aggregate net proceeds ($250,000 in gross proceeds)	1 retail store	1 retail store, Internet site, one full time employee, less money spent on marketing, web advertising, leasehold improvements, wine inventory

Presently, without the sale of additional shares, we do not have sufficient capital to maintain, grow or continue our operations for the next 12 months. We do not have sufficient resources to build our Internet website nor to develop or complete our on-line wine offering. Even if we were to be able to build our website using existing resources, we would be unable to finance the marketing or advertising necessary to attract collectors and investors. We estimate that we require a minimum of $100,000 in cash within the next 6 months to cause our website and wine offering to be operational and to attract and retain customers.

In the event that only a nominal amount of stock is sold during the offering and there are insufficient proceeds to accomplish our plan of operation as noted above, then we will seek alternatives to the offering in order to execute all or part of our plan of operation. We will attempt to secure funding from additional sources, including:

•	Loans from our chief executive officer or other stockholders; however, there are currently no preliminary agreements.
•	Credit from consultants, suppliers, vendors and advertisers; however, there are currently no preliminary agreements or understandings.

Specifically, we might seek a loan from our chief executive officer or other stockholder in order to fund all or a part of our operational plan as currently contemplated, although we have no preliminary agreements or other understandings regarding such a loan. In addition to attempting to secure a loan, we will also look to secure additional inventory for sale by seeking credit from vendors and vineyards that would allow us to stock wine in inventory without having financing proceeds. We also intend to seek advertising in print trade journals and on the Internet on credit, which would allow us to increase awareness of our website. We would also look to get credit from marketing consultants and suppliers of market research data, print and collateral materials and other necessary items that would allow us to develop customers for our contemplated on-line wine offering. We have no preliminary agreements or understandings with any such vendors, vineyards, advertising outlets, consultants and suppliers. Because we are a development stage company with a very short operating history and with insufficient capital to develop and maintain our operations as currently contemplated, it may be very difficult for us to secure any such credit.

Product Development Plan

We intend to develop our Internet website by December 31, 2006. In addition, our chief executive officer intends to engage in researching and developing product descriptions, advertising materials and market research on our target demographic of purchasers and on availability, pricing and geographic preferences and retail wine price differentials for our product offering. Other than this market research, the development of collateral materials and advertising copy and the development of the website, we do not intend to engage in any other research and development.

Employees

We currently have two employees, our chief executive officer, James Price and our director of retail operations, David Grimm. We intend to hire at least one additional full-time sales and marketing employee over the next 3 to 6 months, which we estimate will cost us $50,000. David Grimm will begin taking a salary of $50,000 beginning January 31, 2007 or when revenues are sufficient to support his salary, whichever comes first. In the event that revenues are insufficient to pay his salary, Mr. Grimm has agreed to defer his salary for up to 6 months, on a non-accruing basis.

Description of property

We are currently hosted out of the residence of our chief executive officer in Rancho Santa Fe, California, located at 6870 La Valle Plateada Rancho Santa Fe, California 92067.

We believe that these existing facilities are adequate to meet our current, foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms.

Certain relationships and related party transactions

There has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these people had or will have a direct or indirect material interest, except as listed below:

On January 31, 2003, chief executive officer James Price sold a quantity of wine to us for a purchase price of $51,298. We issued a note for the amount of the purchase price, payable to Mr. Price. The note bears interest at an annual rate of 5%. The principal and interest under the note are due and payable on January 31, 2005. Mr. Price has granted us a six month extension of time for payment of the note. The balance of the note plus accrued interest is currently unpaid and will remain on the books as a payable upon demand note continuing to bear the 5% per annum interest. There is no penalty for prepayment. Mr. Price paid $51,298 for the wine.

There are no promoters as defined in Rule 405 of Regulation C other than Mr. Price.

Mr. Price is also the sole officer and director of Benacquista Galleries, Inc., another company with a similar business model that is pursuing a similar strategy as Wine Purveyors and is engaged in a concurrent offering under similar terms and conditions to this offering. The shareholders of both entities are identical. It is substantially certain that Mr. Price will encounter conflicts regarding opportunities available to both entities. Mr. Price will resolve conflicts between the two entities with respect to retail space, real estate guarantees, service providers, potential employees, etc. by making the best judgment he can at the time about which entity would make the most efficient use of the particular resource. There can be no assurance that he will make such determinations in an objective manner and Wine Purveyors and its shareholders may be harmed by his judgments in these conflicts. Mr. Price is not disinterested in these conflicts. He may perceive that his own personal ownership interest in Benacquista might be enhanced by a particular opportunity more than his personal interest in Wine Purveyors, irrespective of how that opportunity might be more appropriate for Wine Purveyors. There is no mechanism within Wine Purveyors for check, balance or review of Mr. Price’s decisions in these matters.

Sales of our common stock

Common stock. The following table summarizes the private placement transactions in which we sold common stock to our director & executive officer, 5% stockholders and persons and entities affiliated with them.

Price per Purchaser	Shares of common Dates of purchase	Share	Stock

James Price director and executive officer	01/18/2003	$0.001	8,969,100

Totals			8,969,100

Description of insider sales

Officer and director James Price purchased 8,969,100 shares on January 18, 2003 at a per share purchase price of $0.001.

Indemnification agreements

We intend to enter into indemnification agreements with our sole director and officer. Such indemnification agreements will require us to indemnify our sole director and officer to the fullest extent permitted by Nevada law. For a description of the limitation of our directors' and officers’ liability and our indemnification of such sole director and officer, see "Limitation on directors' and officers' Liability and Indemnification."

Conflict of interest policy

We believe that all transactions with affiliates described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. There can be no assurance that we have adhered or will adhere to this policy as Mr. Price is our sole officer and director and there are no independent directors or third parties involved in our decision making. Mr. Price may have conflicts between Wine Purveyors and Benacquista, another company with a similar business model that is pursuing a similar strategy. Mr. Price will resolve conflicts between the two entities with respect to retail space, real estate guarantees, service providers, etc. by making the best judgment he can at the time about which entity would make the most efficient use of the particular resource. There can be no assurance that he will make such determinations in an objective manner and Wine Purveyors and its shareholders may be harmed by his judgments in these conflicts.

Market for common equity and related stockholder matters

There is no trading market for our common stock at present and there has been no trading market to date. Management has not undertaken any discussions with any prospective market maker concerning the participation in the aftermarket for our securities and management does not intend to initiate any discussions. We cannot guarantee that a trading market will ever develop or if a market does develop, that it will continue. As of August 31, 2006, there are no options outstanding to purchase shares of our common stock and no options to purchase our common stock that are authorized and available for grant. We have 10,000,000 shares that are currently eligible for sale under Rule 144, subject to volume limitations and filing requirements. We have 1,004,100 common shares, which we have agreed to register under the Securities Act in this offering for sale by current security holders. There are approximately 313 shareholders of record of our shares of common stock. This warrant and the common shares underlying the warrant are required to be registered for resale in any registration statement that we happen to file with the SEC subsequent to the effectiveness of this registration statement. No dividends have been paid on our common stock to date, and we have no plans to pay dividends on our common stock in the foreseeable future.

The Securities and Exchange Commission has adopted a rule that established the definition of a "penny stock,” for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person’s account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As a result, if trading in our common stock is determined to be subject to the above rules, a stockholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.

Where you can find additional information.

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

Upon effectiveness of our registration statement on Form SB-2, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with the requirements of the Securities Exchange Act of 1934, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

You may read and copy all materials, which we file with the Securities and Exchange Commission at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may also visit our website for further information at www.winepurveyorsinternational.com, though such site is currently under construction, we anticipate that it will be operational by January 2007.

Financial Statements.

WINE PURVEYORS INTERNATIONAL, INC.
(A Development Stage Enterprise)

TABLE OF CONTENTS

Page

Report of Independent Registered Public Accounting Firm	2

Balance Sheets as of June 30, 2006 (unaudited) and September 30, 2005 and 2004	3

Statements of Operations for the nine months ended June 30, 2006 and 2005 (unaudited), for the years ending September 30,2005 and 2004, and for the periods from January 17, 2003 (Date of Inception) through June 30, 2006 (unaudited) and September 30, 2005	4

Statements of Stockholders’ Deficit for the period from January 17, 2003 (Date of Inception) through September 30, 2003 for the years ended September 30, 2004 and 2005, and for the nine months ending June 30, 2006 (unaudited)	5

Statements of Cash Flows for the nine months ending June 30, 2006 and 2005 (unaudited), for the years ending September 30, 2005 and 2004, and for the periods from January 17, 2003 (Date of Inception) through June 30, 2006 (unaudited) and September 30, 2005	6

Notes to Financial Statements	7

HANSEN, BARNETT& MAXWELL
A Professional Corporation	Registered with the Public Company
CERTIFIED PUBLIC ACCOUNTANTS	Accounting Oversight Board
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200 Fax: (801) 532-7944
www.hbmcpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Wine Purveyors International, Inc.

We have audited the accompanying balance sheets of Wine Purveyors International, Inc. (a development stage enterprise) as of September 30, 2005 and 2004, and the related statements of operations, stockholders’ deficit, and cash flows for the years ended September 30, 2005 and 2004, and for the period from January 17, 2003 (Date of Inception) through September 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Wine Purveyors International, Inc. as of September 30, 2005 and 2004, and the results of its operations and its cash flows for the years ended September 30, 2005 and 2004, and for the period January 17, 2003 (Date of Inception) through September 30, 2005 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s lack of operating history raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
January 28, 2006

WINE PURVEYORS INTERNATIONAL, INC.
(A Development Stage Enterprise)
BALANCE SHEETS

	June 30,	September 30,	September 30,
	2006	2005	2004
ASSETS	(Unaudited)
Current Assets
Cash	$348	$159	$481
Inventory	22,729	29,829	51,298
Total Current Assets	23,077	29,988	51,779
Total Assets	$23,077	$29,988	$51,779

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$16,664	$14,551	$2,840
Accrued Interest	8,756	6,837	4,273
Due to shareholder	2,732	-	-
Note payable to related party	51,298	51,298	51,298
Total Current Liabilities	79,450	72,686	58,411

Long-Term Liabilities	-	-	-

Total Liabilities	79,450	72,686	58,411

Stockholders' Deficit
Common Stock- $0.001 par value; 50,000,000 shares auhorized;
10,000,000 shares issued and oustanding respectively	10,000	10,000	10,000
Additional paid-in-capital	57,572	55,847	52,359
Deficit accumulated during the development stage	(123,945)	(108,545)	(68,991)
Total Stockholders' Deficit	(56,373)	(42,698)	(6,632)
Total Liabilities and Stockholders' Deficit	$23,077	$29,988	$51,779

The accompanying notes are an integral part of these financial statements.

WINE PURVEYORS INTERNATIONAL, INC.
(A Development Stage Enterprise)
STATEMENTS OF OPERATIONS

					Cumulative	Cumulative
					January 17,	January 17,
					2003 (Date of	2003 (Date of
					Inception)	Inception)
	For the Nine Months		For the Year Ended		through	through
	Ended June 30,		September 30,		June 30,	September 30,
	2006	2005	2005	2004	2006	2005
	(Unaudited)				(Unaudited)
Revenue	$9,200	$23,500	$50,700	$-	$59,900	$50,700
Cost of Goods Sold	(7,100)	(22,285)	(48,669)	-	(55,769)	(48,669)
Gross Margin	2,100	1,215	2,031	-	4,131	2,031

General and adminstrative Expense	(15,582)	(33,302)	(39,021)	(32,139)	(119,321)	(103,739)
Interest Expense	(1,918)	(1,918)	(2,564)	(2,564)	(8,755)	(6,837)

Net Loss	(15,400)	(33,905)	(39,554)	(34,703)	(123,945)	(108,545)

Basic and Diluted Loss per Share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of shares oustanding	10,000,000	10,000,000	10,000,000	10,000,000

The accompanying notes are an integral part of these financial statements.

WINE PURVEYORS INTERNATIONAL, INC.
(A Development Stage Enterprise)
STATEMENT OF STOCKHOLDER’S EQUITY

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-in	Development
	Shares	Amount	Capital	Stage	Total
Balance January 17, 2003 (date of inception)	-	$-	$-	$-	$-

Shares issued for cash,
January 2003, $0.001 per share	10,000,000	10,000	-	-	10,000
Capital contributions	-	-	22,550	-	22,550
Net loss for the period	-	-	-	(34,288)	(34,288)
Balance - September 30, 2003	10,000,000	10,000	22,550	(34,288)	(1,738)

Capital contributions	-	-	29,809	-	29,809
Net loss for the period	-	-	-	(34,703)	(34,703)
Balance - September 30, 2004	10,000,000	10,000	52,359	(68,991)	(6,632)

Capital contributions	-	-	3,488	-	3,488
Net loss for the period	-	-	-	(39,554)	(39,554)
Balance - September 30, 2005	10,000,000	10,000	55,847	(108,545)	(42,698)

Capital contributions	-	-	1,725	-	1,725
Net loss for the period	-	-	-	(15,400)	(15,400)
Balance - June 30, 2006 (Unaudited)	10,000,000	$10,000	$57,572	$(123,945)	$(56,373)

The accompanying notes are an integral part of these financial statements.

WINE PURVEYORS INTERNATIONAL, INC.
(A Development Stage Enterprise)
STATEMENTS OF CASH FLOWS

					Cumulative	Cumulative
					for the period from	for the period from
					January 17, 2003	January 17, 2003
					(Date of	(Date of
	For the Nine Months		For the Year Ended		Inception) through	Inception) through
	Ended June 30,		September 30,		June 30,	September 30,
	2006	2005	2005	2004	2006	2005
Cash Flows From Operating Activities	(Unaudited)				(Unaudited)
Net Loss	$(15,400)	$(33,905)	$(39,555)	$(34,703)	$(123,945)	$(108,545)
Changes in operating assets and liabilities
Inventory	7,100	22,285	21,469	-	28,569	21,469
Accounts payable	2,114	1,918	11,711	2,330	16,665	14,551
Accrued interest	1,918	7,166	2,564	2,564	8,755	6,837
Net Cash Provided By Operating Activities	(4,268)	(2,536)	(3,811)	(29,809)	(69,956)	(65,688)

Cash Flows From Investing Activities	-	-	-	-	-	-

Cash Flows From Financing Activities
Capital contribution from majority shareholders	1,725	-	3,489	29,809	57,572	55,847
Advances from related parties	-	3,088	-	-	-	-
Loan from majority shareholder	2,732	-	-	-	2,733	-
Sale of common stock	-	-	-	-	10,000	10,000
Net Cash Used in Financing Activities	4,457	3,088	3,489	29,809	70,305	65,847

Net Change in Cash	189	551	(322)	-	349	159
Cash at Beginning of Period	159	481	481	481	-	-
Cash at End of Period	$348	$1,032	$159	$481	$349	$159

Non-Cash Financing Activities
Acquistion of Inventory by
Issuance of Note payable to related party	$-	$-	$-	$-	$51,298	$51,298

The accompanying notes are an integral part of these financial statements.

WINE PURVEYORS INTERNATIONAL, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2004 AND 2005
(Information with respect to June 30, 2006 and the nine months ended
June 30, 2006 is unaudited)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICES.

Organization and Nature of Operations — On January 17, 2003, Wine Purveyors International, Inc. (“the Company”) was organized under the laws of the State of Nevada. The Company is considered a development stage enterprise. The company is still in the process of raising capital to fund operations and has since inception spent most of its efforts in developing its business plan, constructing core materials for eventual sale to customers and in raising capital to fund its operations. The Company has relied upon cash flows from equity issuances, contributions from the majority shareholder and the sale of a limited amount of inventory. The planned operations of the Company consist of selling wine through the Internet. The Company has had $59,900 in sales to date. The Company’s fiscal year end is September 30.

Business Condition — The Company has not yet been able to execute its business plan and has minimal revenues and an operating loss from inception of $108,545. This situation raises substantial doubt about its ability to continue as a going concern. The Company plans to fund its operations with revenues from the sale of inventory on its interim website. The Company’s president has indicated that he will provide sufficient funds to cover operating needs for the next twelve months. However, there is no guarantee that these funds will be made available. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments— The carrying amounts reported in the accompanying financial statements for current assets approximate fair values because of the immediate or short-term maturities of these financial instruments.

Income Taxes— The Company recognizes an asset or liability for the deferred tax consequences of all temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the asset or liabilities are recovered or settled. Deferred tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary.

Inventories— Inventory is stated at the lower of cost or market.

Revenue Recognition— Revenues are recognized from product sales upon shipment when persuasive evidence of an arrangement exists, sales prices are determinable, and collectibility is reasonably assured

WINE PURVEYORS INTERNATIONAL, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2004 AND 2005
(Information with respect to June 30, 2006 and the nine months ended
June 30, 2006 is unaudited)

Net Income Per Share-Basic and Diluted — Basic income (loss) per common share is computed on the basis of the weighted-average number of common shares outstanding during the period. Diluted income per share is computed on the basis of the weighted-average number of common shares and all potentially issuable common shares outstanding during the year. As of September 30, 2005, and 2004, there was an outstanding warrant to purchase up to 1,000,000 common shares that is not included in the computation of diluted net loss per share as the effect would be anti-dilutive. The warrants expired January 31, 2006.

NOTE 2 - INVENTORY

Value— Inventories are stated at the lower of cost or market. When there is evidence that the inventory value is less than the original cost, the inventory is reduced to market value. The Company determines market value from periodic professional appraisals. Appraisals are performed annually or more often as deemed appropriate. On September 30, 2005, Robert Schindler, President of Pinehurst Wine Shop in Baltimore, Maryland, appraised the value of the wine inventory to be an estimated market value of $30,500. In December 2005 wine sales totaled $9,200, reducing the cost basis by $7,100 for a net sales profit of $2,100. There were no sales or inventory purchased during the nine months ended June 30, 2006.

Composition— Bottled wine is purchased and stored in their original cases and sold primarily in cases, although some cases are opened for individual bottle sales.

NOTE 3 - STOCKHOLDERS’ EQUITY AND WARRANTS

Common Stock— In January 2003, the Company issued 10,000,000 shares of common stock to various individuals, including officers of the Company, for cash proceeds of $10,000 or $0.001 per share.

Additional Paid-in Capital— The majority shareholder made cash contributions totaling $57,572 for the period from January 17, 2003 (date of inception) through December 31, 2005. This shareholder also contributed $1,725 during the nine months ended June 30, 2006.

Warrant — In January 2003, the Company issued warrants to purchase 1,000,000 shares of common stock to an unaffiliated company. These warrants expired on January 31, 2006. The following summarizes the warrants.

WINE PURVEYORS INTERNATIONAL, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2004 AND 2005
(Information with respect to June 30, 2006 and the nine months ended
June 30, 2006 is unaudited)

		Weighted-Average	Weighted-Average
		Exercise	Remaining
Fixed Warrants	Warrants	Price	Contractual Life
Oustanding at January 17, 2003	-	$-
Issuances January 31, 2003	1,000,000	1.00
Oustanding at September 30, 2003	1,000,000	$1.00	2.43 years

Issuances	-	-
Outstanding at September 30, 2004	1,000,000	$1.00	1.34 years

Issuances	-	-
Outstanding at September 30, 2005	1,000,000	$1.00	.34 years

Issuances	-	-
Oustanding at December 31, 2005	1,000,000	100,000	.08 years
Expired 1/31/06 (unaudited)	(1,000,000)	-
Oustanding at February 1, 2006 (unaudited)	-	-

NOTE 4 - RELATED PARTY TRANSACTIONS

In January 2003, the major shareholder sold a portion of his wine collection to the Company for $51,298 represented by an unsecured note payable. The note bears interest at 5% per annum and is due on demand. The purchase price represents the shareholder’s original cost in the wine, which was originally acquired for cash, from unrelated parties.

During the first nine months of 2006, the majority shareholder advanced the company $2,732 which is expected to be repaid.

NOTE 5 - INCOME TAXES

The Company has paid no federal or state income taxes since its inception. As of September 30, 2005, the Company had net operating loss carry forwards for federal income tax reporting purposes of $108,546 which if unused, will expire in 2023. The net deferred tax asset consists of the following at September 30, 2005:

Deferred tax asset - operating loss carryforwards	$36,906
Valuation allowance	(36,906)
Total Deferred Income Tax Asset	-

The following is a rconciliationof the income tax computed using the federal statutory rate to the provision for income taxes.

Tax at federal statutory rate (34%)	$13,449
Change in valuation allowance	(13,449)
Provision for Income Taxes	$-

(Outside back cover page)

Dealer prospectus delivery obligation

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to delivery a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

WINE PURVEYORS INTERNATIONAL, INC.

Wine Purveyors International, Inc.
Registration statement on form SB-2

Part II

Information not required in prospectus

Indemnification of directors and officers

Article V of our bylaws provides for the indemnification of officers, directors and third parties acting on behalf of us if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

We intend to enter into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liability that may arise by reason of their status or service as directors and officers, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers' insurance, if available on reasonable terms.

Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates.

SEC registration fee.	$300
Printing and engraving costs..	1,000
Legal fees and expenses	16,000
Accounting fees and expenses	6,000
Blue sky fees and expenses	2,500
Transfer agent and registrar fees	1,200
Miscellaneous expenses	1,000
Total	$28,000

The selling shareholders will not pay any of the registration expenses. Please note that Mr. Price has already paid this amount of $28,000 on behalf of the company.

Recent sales of unregistered securities

Between January 17, 2003 and January 31, 2003, the registrant sold 10,000,000 shares of common stock. There was no public offering of the shares. The duration of the offering period was January 17, 2003 to January 31, 2003 at a price per share of par value of $0.001 per share, for total offering proceeds to the company of $10,000. These issuances are exempt from registration under the Securities Act in accordance with Section 4(2) of the Act. These shares were issued to our chief executive officer and sole director and to acquaintances, associates and friends of our chief executive officer and sole director. A total of 313 offers concerning the securities were made during the period of the offering. There was no general solicitation, public announcement, advertisement or general offering of the securities. All of the offers were made to acquaintances and business associates of the officer and director of the company. These 313 offers resulted in sales of 10,000,000 shares to 313 shareholders of record. Of the 313 sales that took place, 63 sales were made to unaccredited, non-affiliate investors. Mr. Price made his determination of sophistication of the 63 unaccredited investors through his personal knowledge of the investment history and level of financial education and/or business acumen of these personal acquaintances. In the same fashion, Mr. Price also made his determination of sophistication that the remaining 250 investors were accredited, affiliate investors.

Mr. Price is neighbors with David Pieffer, whom he has known for more than eight years. Mr. Price has known David Grimm for more than six years. Mr. Grimm was a co-worker of Mr. Price’s at Columbia Financial Group of Lutherville, MD.

The remaining investors who purchased their shares for $0.001 per share for a total purchase price of $0.10 are either former co-workers, present co-workers, close friends, social acquaintances, or former clients of Mr. Price whom he contacted with respect to this offering either in person, over the telephone, via email or via the mail.

Each individual investor, whether accredited, unaccredited, affiliated or unaffiliated was provided with the following information:

•	the information required to be furnished in Part I of Form SB-2 under the Securities Act;
•	the information required by Item 310 of Regulation S-B;
•
theopportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the issuer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of any information furnished in connection with the offering; and

•	written disclosure regarding the limitations and restrictions on resale of the securities.

Purchaser	Dates of purchase	Price per share	Shares of common stock
James Price director and executive officer	01/17/03	$0.001	8,969,100

David Pieffer	01/17/03	$0.001	400,000

David Grimm	01/17/03	$0.001	200,000

Friends and acquaintances of James Price who as a group own	01/17/03	$0.001	30,900

(\Note) There was a warrant for the purchase of 1,000,000 shares of common stock at $1.00 per share issued to XCL Partners of Lutherville, MD, but this warrant expired unexercised at January 31, 2006.

The company has relied on Section 4(2) of the Securities Act of 1933 for its private placement exemption, such that the sales of the securities were transactions by an issuer not involving any public offering. All of these securities have been appropriately marked with a restricted legend and are "restricted securities" as defined in Rule 144 of the rules and the regulations of the Securities and Exchange Commission, Washington D.C. 20549. All of these securities were issued for investment purposes only and not with a view to redistribution, absent registration. All of the purchasers have been granted access to the complete books, financial records, contracts, and other business documents of Wine Purveyors International. Each has also had the opportunity to ask questions of the management, employees, advisors, attorneys and accountants for Wine Purveyors International. In addition, each was granted physical access to Wine Purveyors International facilities for inspection. Transactions by the registrant involving the sales of these securities set forth above were issued under the "private placement" exemptions under the Securities Act of 1933 as transactions by an issuer not involving any public offering. The registrant has made its own independent determination, based on its own investigation as to whether each person is:

•	a sophisticated investor capable of assessing the risks inherent in a private offering;
•	able to bear the economic risk of his investment; and
•
aware that the securities were not registered under the Securities Act of 1933 and cannot be re-offered or re-sold until they have been so registered or until the availability of an exemption therefrom.

The transfer agent and registrar of the registrant will be instructed to mark "stop transfer" on its ledgers to assure that these securities will not be transferred absent registration or until the availability of an applicable exemption is determined.

For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Related party transactions" in the form of prospectus included herein.

Exhibits

Number	Description

3.1 (a)	Articles of incorporation of the registrant
3.2 (a)	Bylaws of the registrant.
4.1 (a)	Specimen common stock certificate.
4.2 (b)	Warrant agreement between the registrant and XCL Partners dated January 31, 2003.
5.1	Opinion of Jonathan Ram Dariyanani, Esq.
10.1(a)	Note agreement between the registrant and James Price, dated January 31, 2003.
10.2(c)	Escrow Agreement between registrant and Jonathan Dariyanani, dated August 5, 2004.
10.3(c)	Form of Subscription Agreement
23.1	Consent of Hansen, Barnett & Maxwell, Certified Public Accountants
23.2	Consent of Jonathan Ram Dariyanani, Esq. (included in Exhibit 5.1).
99.1(c)	Appraisal of Wine Inventory, dated October 12, 2003.

(a) Filed previously with the commission in registrant's Filing on Form SB-2 on March 28, 2003.
(b) Filed previously with the commission in registrant's Filing on Form SB-2 on July 15, 2003.
(c) Filed previously with the commission in registrant’s Filing on Form SB-2 on August 11, 2004.

Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our sole director and controlling person under the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one or more of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one or more of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act or otherwise and will be governed by the final adjudication of such issue.

We hereby undertake:

(1) to file during any period in which we offer or sell securities, a post-effective amendment to this registration statement: (a) to include any prospectus required by Section 10(a)(3) of the Securities Act; (b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Securities and Exchange Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and (c) to include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Rancho Santa Fe, State of California on September 29, 2006.

Wine Purveyors International, Inc.

By: /s/ James Price
James Price, chief executive officer

/s/ James Price
James Price, principal financial officer

/s/ James Price
James Price, principal accounting officer

/s/ James Price
James Price, director

EXHIBIT INDEX

Number	Description

3.1 (a)	Articles of incorporation of the registrant
3.2 (a)	Bylaws of the registrant.
4.1 (a)	Specimen common stock certificate.
4.2 (b)	Warrant agreement between the registrant and XCL Partners dated January 31, 2003.
5.1	Opinion of Jonathan Ram Dariyanani, Esq.
10.1(a)	Note agreement between the registrant and James Price, dated January 31, 2003.
10.2(c)	Escrow Agreement between registrant and Jonathan Dariyanani, dated August 5, 2004.
10.3(c)	Form of Subscription Agreement
23.1	Consent of Hansen, Barnett & Maxwell, Certified Public Accountants
23.2	Consent of Jonathan Ram Dariyanani, Esq. (included in Exhibit 5.1).
99.1(c)	Appraisal of Wine Inventory, dated October 12, 2003.

(a) Filed previously with the commission in registrant's Filing on Form SB-2 on March 28, 2003.
(b) Filed previously with the commission in registrant's Filing on Form SB-2 on July 15, 2003.
(c) Filed previously with the commission in registrant’s Filing on Form SB-2 on August 11, 2004.